UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Trinseo S.A.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRINSEO

Materials. Powering Ideas.

13 JUNE 20
GERMANY
USA
PEOPLE'S REPUBLIC OF
CHINA
NEW YORK
DEC 13, 2017
IMMIGRATION
ITALY
NETHERLANDS
SEPTEMBER 27, 2017

2018

Proxy Statement and Meeting Notice

Leveraging Our Global Footprint

REGISTERED OFFICE:

46A avenue John F. Kennedy

L‑1855 Luxembourg

Grand Duchy of Luxembourg

PRINCIPAL PLACE OF BUSINESS:

1000 Chesterbrook Boulevard, Suite 300

Berwyn, PA 19312 USA

May [11], 2018

Dear Shareholder:

We cordially invite you to attend our 2018 Annual and Extraordinary General Meetings of Shareholders (the “General Meetings”) on Wednesday, June 20, 2018, at 3:00 p.m. and 3:15 p.m. (local time), respectively, to be held at the Sofitel Luxembourg Europe located at 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L‑2015 Luxembourg, Grand Duchy of Luxembourg. Further details regarding admission to the General Meetings as well as the business to be conducted at the meetings is more fully described in the accompanying materials.

We describe in detail the actions we expect to take in the attached Notices of 2018 Annual and Extraordinary General Meeting of Shareholders and proxy statement. We have also made available a copy of our Annual Report on Form 10‑K for our fiscal year ended December 31, 2017. We encourage you to read the Form 10‑K, which includes information on our operations and products, as well as our audited financial statements.

We will again be using the “Notice and Access” method of providing proxy materials to shareholders via the Internet. We believe that this process provides shareholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. We will mail to most of our shareholders a Notice of Internet Availability of Proxy Materials for each General Meeting containing instructions on how to access our proxy statement and Annual Report and vote electronically via the Internet. Each notice will also contain instructions on how to receive a paper copy of the proxy materials. All shareholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the General Meetings, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are included with the  Notice of Internet Availability of Trinseo’s Proxy Materials for each General Meeting. If you prefer, you can request to receive proxy materials by mail, including a proxy card, and vote by mail by completing and signing the enclosed proxy card and returning it in the envelope provided.

Sincerely yours,

Christopher D. Pappas

President and Chief Executive Officer

Trinseo S.A.

Annual General Meeting of Shareholders

Luxembourg, Grand Duchy of Luxembourg

June 20, 2018

Meeting begins at 3:00 p.m. CEST; Doors Open at 2:45 p.m. CEST

Sofitel Luxembourg Europe

4, rue du Fort Niedergrünewald

BP 512 / Quartier Européen Nord

L‑2015 Luxembourg

Grand Duchy of Luxembourg

Registered office of Trinseo S.A.:

46A avenue John F. Kennedy

L‑1855 Luxembourg

Grand Duchy of Luxembourg

Principal executive offices of Trinseo S.A.

1000 Chesterbrook Boulevard, Suite 300

Berwyn, Pennsylvania 19312 USA

+1 610-240‑3200

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To the Shareholders of Trinseo S.A.:

Notice is hereby given that an Annual General Meeting of Shareholders of Trinseo S.A. (“we,” “Trinseo” or the “Company”) will be held at the Sofitel Luxembourg Europe, 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L‑2015 Luxembourg, Grand Duchy of Luxembourg on Wednesday, June 20, 2018, at 3:00 p.m., local time, for the purposes described below and in further detail in the proxy statement accompanying this notice:

First, for the purpose of approving ordinary resolutions in order:

1.	To elect three Class I directors specifically named in the proxy statement, each to serve for a term of three years expiring at the 2021 annual general meeting;
2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers;
3.

To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2017 and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2017;

4.	To approve the allocation of the results of the year ended December 31, 2017;
5.	To approve an allocation to the Company's legal reserve;
6.	To approve the granting and discharge of the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2017;
7.

To ratify the appointment of PricewaterhouseCoopers Société cooperative to be the Company’s independent auditor for all statutory accounts required by Luxembourg law for the year ending December 31, 2018; and

8.	To ratify the appointment of PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Second,  for the purpose of approving or authorizing any other business properly brought before the Annual General Meeting of Shareholders.

It is expected that the Notice of Annual General Meeting and this proxy statement will first be available to shareholders on or about April 30, 2018. On or about May [11], 2018, the Company will also begin mailing a Notice of Internet Availability of Trinseo’s Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

Shareholders of record at the close of business on April 13, 2018 are entitled to notice of, and entitled to vote at, the Annual General Meeting and any adjournments or postponements thereof. To attend the Annual General Meeting, you must demonstrate that you were a Trinseo shareholder as of the close of business on April 13, 2018, or hold a valid proxy for the Annual General Meeting from such a shareholder.

By Order of the Board of Directors

Angelo N. Chaclas
Senior Vice President, Chief Legal Officer and
Corporate Secretary
May [11], 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 20, 2018: our proxy statement is attached. Financial and other information concerning Trinseo is contained in our Annual Report to shareholders for the fiscal year ended December 31, 2017. The proxy statement and our fiscal 2017 Annual Report to shareholders are available on the Investor Relations section of our website at www.investor.trinseo.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Trinseo S.A.

Extraordinary General Meeting of Shareholders

Luxembourg, Grand Duchy of Luxembourg

June 20, 2018

Meeting begins at 3:15 p.m. CEST; Doors Open at 2:45 p.m. CEST

Sofitel Luxembourg Europe

4, rue du Fort Niedergrünewald

BP 512 / Quartier Européen Nord

L‑2015 Luxembourg

Grand Duchy of Luxembourg

Registered office of Trinseo S.A.:

46A avenue John F. Kennedy

L‑1855 Luxembourg

Grand Duchy of Luxembourg

Principal executive offices of Trinseo S.A.

1000 Chesterbrook Boulevard, Suite 300

Berwyn, Pennsylvania 19312 USA

+1 610-240‑3200

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

To the Shareholders of Trinseo S.A.:

Notice is hereby given that an Extraordinary General Meeting of Shareholders of Trinseo S.A. (“we,” “Trinseo” or the “Company”) will be held at the Sofitel Luxembourg Europe, 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L‑2015 Luxembourg, Grand Duchy of Luxembourg on Wednesday, June 20, 2018, at 3:15 p.m., local time, for the purposes described below and in further detail in the proxy statement accompanying this notice:

First, for the purpose of approving extraordinary resolutions in order:

1.	To approve an amendment to Article 7.1.3 of the Company’s articles of association to declassify the Company’s board of directors; and
2.	To approve an amendment to revise the authority granted to the board of directors in Article 5.5 of the Company’s articles of association to issue shares from the Company’s authorized share capital.

Second, for the purpose of approving or authorizing any other business properly brought before the Extraordinary General Meeting of Shareholders.

It is expected that the Notice of Annual General Meeting and this proxy statement will first be available to shareholders on or about April 30, 2018. On or about May [11], 2018, the Company will also begin mailing a Notice of Internet Availability of Trinseo’s Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

Shareholders of record at the close of business on April 13, 2018 are entitled to notice of, and entitled to vote at, the Extraordinary General Meeting and any adjournments or postponements thereof. To attend the Extraordinary General Meeting, you must demonstrate that you were a Trinseo shareholder as of the close of business on April 13, 2018, or hold a valid proxy for the Extraordinary General Meeting from such a shareholder.

By Order of the Board of Directors

Angelo N. Chaclas
Senior Vice President, Chief Legal Officer and
Corporate Secretary
May [11], 2018

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting To Be Held on June 20, 2018: our proxy statement is attached. Financial and other information concerning Trinseo is contained in our Annual Report to shareholders for the fiscal year ended December 31, 2017. The proxy statement and our fiscal 2017 Annual Report to shareholders are available on the Investor Relations section of our website at www.investor.trinseo.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Joint Proxy Statement

Our Board of Directors (the “Board”) of Trinseo S.A. solicits your proxy for the 2018 Annual General Meeting and the 2018 Extraordinary Meeting of Shareholders (the “General Meetings”) to be held on June 20, 2018, and at any adjournments or postponements of the General Meetings, for the purposes set forth in the Notices of the Annual General Meeting and Extraordinary General Meeting of Shareholders included in this proxy statement. As used in this Proxy Statement, the terms

“we,” “us,” “our” “Company” or “Trinseo” refer to Trinseo S.A. proxy materials, including this Proxy Statement and the Annual Report for our fiscal year ended December 31, 2017 (“fiscal 2017”) are being first provided to shareholders on or about May [11], 2018. Our registered address is 46A avenue John F. Kennedy, L‑1855 Luxembourg, Grand Duchy of Luxembourg.

Questions and Answers about the General Meetings and the Proxy Materials

Where are the General Meetings being held?

We will hold the Annual General Meeting at 3:00 p.m., local time, and the Extraordinary General Meeting at 3:15 p.m., on Wednesday, June 20, 2018 at the Sofitel Luxembourg Europe hotel located at 4, rue du Fort Niedergrünewald, BP 512 / Quartier Européen Nord, L‑2015 Luxembourg, Grand Duchy of Luxembourg. When you arrive in the lobby, check in at the front desk and ask to be directed to the Trinseo General Meetings. We reserve the right to request that you present a photo ID and verify your status as a shareholder. We will not permit cameras or other recording devices at the General Meetings. All cell phones must be turned off once the General Meetings are convened.

Why did I receive two notices in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On or about May [11], 2018 we commenced mailing of a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners. You should receive two such Notices – one for each General Meeting. Each Notice explains how to access the proxy materials on the Internet and how to vote your proxy for each General Meeting. If you received these Notices by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials included in each Notice.

What will shareholders vote on at the Annual General Meeting?

Shareholders will be asked to vote:

1.   To elect three Class I directors specifically named in the proxy statement, each to serve for a term of three years expiring at the 2021 annual general meeting;

2.   To approve, on an advisory basis, the compensation paid by the Company to its named executive officers;

3.   To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2017 and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2017 (the "Luxembourg Statutory Accounts");

4.   To approve the allocation of the results of the year ended December 31, 2017;

5.   To approve an allocation to the Company's legal reserve;

6.   To approve the granting and discharge of the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2017;

7.   To ratify the appointment of PricewaterhouseCoopers Société cooperative ("PwC Luxembourg") to be the Company’s independent auditor for all statutory accounts required by Luxembourg law for the year ending December 31, 2018; and

8.   To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") to be the Company’s independent registered public accounting firm for the year ending December 31, 2018.

We do not expect any other matters to be presented at the Annual General Meeting. If other matters are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

What will shareholders vote on at the Extraordinary General Meeting?

Shareholders will be asked to vote:

1.   To amend the Company’s Articles of Association to declassify its board of directors; and

2.   To amend the Company’s Articles of Association to revise the Company’s authorization to issue shares from its authorized share capital.

We do not expect any other matters to be presented at the Extraordinary General Meeting. If other matters are properly presented for voting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the General Meetings?

Shareholders of record as of the close of business on April 13, 2018 are entitled to vote at the General Meetings. On that date, there were 43,266,215 of our ordinary shares outstanding. Each ordinary share is entitled to one vote.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

What constitutes a quorum for consideration of proposals at the General Meetings?

Under our Articles of Association, the holders of a majority of the ordinary shares outstanding and entitled to vote at the General Meetings shall constitute a quorum for the transaction of business at the General Meetings. Ordinary shares represented in person or by proxy will be counted for purposes of determining whether a quorum is present. Abstentions and broker non-votes (if any) will be treated as present at the General Meetings and will be counted for quorum purposes will vote in accordance with their best judgment on those matters.

How many votes are required to elect directors and to adopt the other proposals at the Annual General Meeting?

The election of directors and each of the other proposals related to the ordinary resolutions to be voted on require the affirmative vote of a majority of the ordinary shares represented in person or by proxy at the Annual General Meeting and entitled to vote.  For advisory votes, the Board takes the voting results under advisement.

How many votes are required to adopt the proposal related to the extraordinary resolutions to amend the Company's Articles of Association at the Extraordinary General Meeting?

The proposal related to the extraordinary resolutions to amend our Articles of Association require the affirmative vote of a two-thirds majority of the ordinary shares represented in person or by proxy at the Extraordinary General Meeting and entitled to vote.

How do I vote?

If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the respective General Meeting, you may vote by telephone, or over the Internet, by following the instructions provided in each of the Notices of Internet Availability of Proxy Materials. If you requested a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the General Meetings, you must obtain a proxy for each General Meeting from your broker, bank, or other shareholder of record and present it to the inspector of election with your ballot. If you do not wish to vote in person or will not be attending the General Meetings, you may vote by following the instructions provided in each of the Notices of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record, you will receive two proxy cards, one for the Annual General Meeting and one for the Extraordinary General Meeting.

If you are a shareholder of record and submit a signed proxy card for the Annual General Meeting but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy “FOR” the authorization of the Company, with approval of the Board, to (1) elect three Class I directors specifically named in the proxy statement, each to serve for a term of three years expiring at the 2021 annual general meeting; (2) approve, on an advisory basis, the compensation paid by the Company to its named executive officers; (3) approve the Luxembourg Statutory Accounts; (4) approve the allocation of the results of the year ended December 31, 2017; (5) approve an allocation to the Company's legal reserve; (6) approve the granting and discharge of the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2017; (7) ratify the appointment of PwC Luxembourg to be the Company’s independent auditor for all statutory accounts required by Luxembourg law for the year ending December 31, 2018;and (8) ratify the appointment of PwC to be the Company’s independent registered public accounting firm for the year ending December 31, 2018.

If you are a shareholder of record and submit a signed proxy card for the Extraordinary General Meeting but do not fill out the voting instructions, the persons named as proxy holders will vote the shares represented by your proxy “FOR” the authorization of the Company, with approval of the Board, to (1) amend the Company’s Articles of Association to declassify its board of directors; and (2) amend the Company’s Articles of Association to revise the Company’s authorization to issue shares from its authorized share capital.

If there are not sufficient votes to approve one or more of the proposals at the General Meetings, in accordance with the Company’s Articles of Association, the chairman may adjourn the General Meetings to permit the further solicitation of proxies. Additionally, under Luxembourg law, the Board may adjourn the General Meetings for up to four weeks. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the proposal, to permit the further solicitation of proxies. Abstentions and broker non-votes, if any, will not have any effect on the result of the vote for adjournment. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.

Brokers are not permitted to vote your shares on any matter other than Proposal 8 (Ratification of the Appointment of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on those matters, but will be counted as in attendance at the meeting for purposes of a quorum.

If you do not vote your shares, you will not have a say on the important issues to be voted upon at the General Meetings.

What happens if I abstain from voting on a matter or my broker withholds my vote?

For each matter to be considered at the meeting, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the General Meetings in person?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the General Meetings in person. If you attend the General Meetings in person and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the respective General Meetings. Internet and phone voting will be cut-off at 11:59 p.m., Eastern Time, on June [18], 2018.

Can I revoke my proxy?

Your proxy may be revoked by giving notice of revocation to Trinseo in writing, by accessing the Internet site, by using the toll-free telephone number, or in person at each respective General Meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy, by submitting a later-dated electronic vote through the Internet site, by using the toll-free telephone number or in person at the applicable General Meeting.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded.

Who will bear the cost of soliciting votes for the General Meetings?

We will bear the expense of the solicitation of proxies for the General Meetings. Solicitation of proxies may be made by mail, in person or telephone by officers, directors and other employees of the Company and by employees of Broadridge Financial Solutions, Inc. (“Broadridge”). We will reimburse Broadridge and the Company’s banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in the preparation and mailing of proxy materials to shareholders.

A shareholder may also choose to vote electronically by accessing the Internet site stated on each Notice of Internet Availability or by using the toll-free telephone number stated on the respective Notice of Internet Availability. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Proposal 1–Election of Class I Directors

Trinseo has a classified board of directors currently consisting of three directors with terms expiring in 2018 (Class I), three directors with terms expiring in 2019 (Class II) and three directors with terms expiring in 2020 (Class III). At each annual general meeting of shareholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring.

This year, the three Class I director nominees will stand for election to a three-year term expiring at the 2021 annual general meeting. The persons named in the enclosed proxy will vote to elect Joseph Alvarado, Jeffrey J. Cote, and Pierre-Marie De Leener as directors unless the Proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the ordinary shares represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

We seek nominees with established strong professional reputations, sophistication, business acumen and experience in the global materials, chemical and related manufacturing industries.

We also seek nominees with experience in substantive areas that are important to our business such as chemical industry expertise, international operations; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and innovation. In addition, we believe that our nominees should possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes in each of the biographies of our directors and our nominees below.

Nominees for Election for Terms Expiring in 2018 (Class I Directors)

The individuals listed below have been nominated and are standing for election at this year’s annual General Meeting. If elected, they will hold office until our 2021 annual general meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees was previously elected to the Board by shareholders and will cease to be Class I directors if their respective appointments are not approved by a majority of the votes cast by our shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE CLASS I NOMINEES AS DIRECTOR.

OSEPH ALVARADO 65 March 2017 Audit Environmental, Health, Safety & Public Policy
JOSEPH ALVARADO Age: 65 Director Since: March 2017 Committee Membership: • Audit • Environmental, Health, Safety & Public Policy

Professional Experience:

Mr. Alvarado served as Chief Executive Officer of Commercial Metals Company (NYSE: CMC), a global manufacturer, recycler and marketer of steel and other metals, from September 2011 until September 2017, and as Chairman of CMC’s board of directors from January 2013 until January 2018. He joined CMC in April 2010 as Executive Vice President and Chief Operating Officer, was named President and Chief Operating Officer in April 2011, and became President and Chief Executive Officer in September 2011. In January 2017, he passed his President title to his Chief Operating Officer. Prior to joining CMC, he was President and Chief Operating Officer of Lone Star Technologies, Inc. from 2004 to 2007. In June 2007, following the acquisition of Lone Star Technologies, Inc. by United States Steel Corporation, Mr. Alvarado was named President of U.S. Steel Tubular Products, Inc., a division of United States Steel Corporation, a position he held until March 2009. Mr. Alvarado began his career at Inland Steel Company in 1976 and spent 21 years with the company in roles of increasing responsibility. He then served in executive roles with Birmingham Steel Corporation and Ispat North America Inc. until joining Lone Star Technologies.

Education:

Mr. Alvarado has an MBA from Cornell University and a B.A. degree in Economics from University of Notre Dame.

Other Public Company Directorships:

Kennametal Inc. (NYSE: KMT) since January 2018

Commercial Metals Company (NYSE: CMC) from 2013 to January 2018

Spectra Energy Corp (NYSE: SE) from 2011 until February 2017

Director Qualifications:

Mr. Alvarado brings years of experience in a cyclical commodities-driven industry and significant perspective on global operations and strategic planning.

JEFFREY J. COTE Age: 51 Director Since: May 2014 Committee Membership: • Audit • Compensation

Professional Experience:

Mr. Cote has served as Chief Operating Officer of Sensata Technologies Holding N.V. (NYSE: ST) since July 2012 and as Executive Vice President of its Global Sensing Solutions business since November 2015. He joined Sensata as Senior Vice President and Chief Financial Officer in January 2007, and was appointed Executive Vice President in July 2007. From March 2005 to December 2006, Mr. Cote was Chief Operating Officer of the law firm Ropes & Gray. From January 2000 to March 2005, Mr. Cote was Chief Operating, Financial and Administrative Officer of Digitas. Previously he worked for Ernst & Young LLP from 1989 until 1997. Mr. Cote is a certified public accountant.

Education:

Mr. Cote received a B.A. degree in Business Administration and a Master of Accounting from Florida Atlantic University.

Other Public Company Directorships:

None

Director Qualifications:

Mr. Cote brings significant management, capital markets and accounting experience to our Board.

PIERRE-MARIE DE LEENER Age: 60 Director Since: May 2014 Committee Membership: • Audit • Environmental, Health, Safety & Public Policy

Professional Experience:

Mr. De Leener served as interim CEO of Braas Monier Building Group SA from January 2016 to November 2016 and as Chairman of its Board of Directors from June 2014 to March 2017. Prior to that, he served as Executive Vice President for PPG Industries, Inc. from July 2010 until December 2012. From June 2008 until August 2011, Mr. De Leener also served as President of PPG Europe S.A. and as Chief Executive Officer of SigmaKalon Group from 1998 until January 2008.

Education:

Mr. De Leener received a B.S. degree in Economics and Philosophy and a Master of Chemical Engineering degree from Catholic University of Louvain, Belgium.

Other Public Company Directorships:

None

Director Qualifications:

Mr. De Leener brings valuable management and chemical industry experience to our Board.

Directors with Terms Expiring in 2019 (Class II Directors)

PHILIP MARTENS Age: 58 Director Since: September 2016 Committee Membership: • Compensation • Nominating & Corporate Governance

Professional Experience:

From February 2011 to April 2015, Mr. Martens served as President and Chief Executive Officer of Novelis, Inc., a leader in aluminum rolled products and can recycling with worldwide operations. He joined Novelis as President and Chief Operating Officer in April 2009. Prior to his employment with Novelis, Mr. Martens served as Senior Vice President of light vehicle systems for ArvinMeritor Inc., a distributor for engine and transmission parts and President and Chief Executive Officer designate of Arvin Innovation, a leading global provider of dynamic motion and control automotive systems. From 1987 to 2005, Mr. Martens held various product development and engineering roles at Ford Motor Company, including his most recent role as a group vice president of product creation from 2003 to 2005.

Education:

Mr. Martens has an MBA from University of Michigan and received his B.S. degree in mechanical engineering from Virginia Polytechnic Institute.

Other Public Company Directorships:

Graphic Packaging Holding Company (NYSE: GPK) since 2013

Plexus Corporation (NASDAQ: PLXS) from 2010 until February 2017

Director Qualifications:

Mr. Martens brings to the board of directors significant leadership and management experience in global manufacturing operations, along with innovation expertise.

CHRISTOPHER D. PAPPAS Age: 62 Director Since: October 2010 Committee Membership: • Environmental, Health, Safety & Public Policy

Professional Experience:

Mr. Pappas joined Trinseo as President and Chief Executive Officer in June 2010 and served as interim chief financial officer from November 2015 until June 2016. In addition, he has served as a member of the Company’s Board since June 2010. Prior to joining Trinseo, Mr. Pappas held a number of executive positions at NOVA Chemicals of increasing responsibility from July 2000 to November 2009, most recently as President and Chief Executive Officer from May 2009 to November 2009, President & Chief Operations Officer from October 2006 to April 2009 and Vice President and President of Styrenics from July 2000 to September 2006. Before joining NOVA Chemicals, Mr. Pappas was Commercial Vice President of DuPont Dow Elastomers where he joined as Vice President of ethylene elastomers in 1995. Mr. Pappas began his chemicals career in 1978 with The Dow Chemical Company (“Dow”) where he held various sales and managerial positions until 1995.

Education:

Mr. Pappas holds a B.S. degree in Civil Engineering from the Georgia Institute of Technology and an MBA from the Wharton School of Business at The University of Pennsylvania.

Other Public Company Directorships:

FirstEnergy Corp. (NYSE: FE) since 2011

Univar, Inc. (NYSE: UNVR) since 2015

Director Qualifications:

Mr. Pappas is highly qualified to serve on our Board due to his public company board experience and his 40 years of business experience with major companies in the chemical industry, and by his leadership of the

Company since its formation. In these roles he has also acquired and demonstrated substantial financial expertise which is valuable to the Company’s Board.

STEPHEN M. ZIDE Age: 58 Chairman Director Since: June 2010 Committee Membership: • Compensation • Nominating & Corporate Governance

Professional Experience:

Mr. Zide retired from Bain Capital, LP, a private equity investment firm, in 2017, having joined the firm in 1997. Mr. Zide served as a senior advisor of Bain Capital from 2016 through 2017 and as a Managing Director from 2001 through 2015. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms.

Education:

Mr. Zide received an MBA from Harvard Business School, a Juris Doctorate from Boston University School of Law, and a B.A. degree from the University of Rochester.

Other Public Company Directorships:

Sensata Technologies B.V. (NYSE: ST) since 2010

HD Supply Holdings, Inc. (NASDAQ: HDS) from 2007 to 2014

Innophos Holdings, Inc. (NASDAQ: IPHS) from 2004 to 2013

Director Qualifications:

Mr. Zide brings to the Board extensive negotiating and financing expertise gained from his training and experience as a legal advisor, and later as a private equity professional and financial advisor. In addition, Mr. Zide has had significant involvement with the Company since its 2010 formation, and has served as a director of numerous public and private companies during his career in private equity and law.

Directors with Terms Expiring in 2020 (Class III Directors)

K’LYNNE JOHNSON Age: 49 Director Since: March 2017 Committee Membership: • Compensation • Nominating & Corporate Governance

Professional Experience:

Ms. Johnson served as President and Chief Executive Officer of Elevance Renewable Sciences Inc., a specialty chemicals company, from 2007 to 2015, and as Chairwoman from 2015 to 2016. Ms. Johnson joined Elevance after over 20 years’ experience working within the oil and petrochemicals industry for Amoco Corporation and BP p.l.c. (joining BP after its merger with Amoco in 1998). During this time she held both operational and functional roles, culminating in her role as Senior Vice President of Global Derivatives within BP’s global Innovene business, which included P&L accountability for multiple global commodity and specialty chemicals businesses.

Education:

Ms. Johnson graduated from Brigham Young University with a degree in Management and Organizational Behavior (M.O.B.) and a B.S. in Psychology.

Other Public Company Directorships:

FMC Corporation (NYSE: FMC) since 2013

Director Qualifications:

Ms. Johnson brings to our board valuable experience in operational leadership and chemical industry expertise.

DONALD T. MISHEFF Age: 61 Director Since: February 2015 Committee Membership: • Audit • Nominating & Corporate Governance

Professional Experience:

Mr. Misheff served as managing partner from 2003 until his retirement in 2011 of the Northeast Ohio offices of Ernst & Young LLP, a public accounting firm. As the managing partner of the Northeast Ohio offices of Ernst & Young LLP, Mr. Misheff advised many of the region’s largest companies on financial and corporate governance issues. He began his career with Ernst & Young LLP in 1978 as part of the audit staff and later joined the tax practice, specializing in accounting/financial reporting for income taxes, purchase accounting, and mergers and acquisitions. He has more than 30 years of experience performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies.

Education:

Mr. Misheff graduated from the University of Akron with a B.S. degree in Accounting.

Other Public Company Directorships:

TimkenSteel Corporation (NYSE: TMST) since 2014

First Energy Corp. (NYSE: FE) since 2012

Director Qualifications:

Mr. Misheff brings extensive financial, accounting and public company corporate governance experience to our Board.

61 November 2017 Nominating & Corporate Governance Environmental, Health, Safety & Public Policy
HENRI STEINMETZ Age: 61 Director Since: November 2017 Committee Membership: • Nominating & Corporate Governance • Environmental, Health, Safety & Public Policy

Professional Experience:

Since 2016, Mr. Steinmetz has served as Chief Executive Officer of the Ceramtec Group, a global supplier of advanced ceramics. From 2009 to 2016, Mr. Steinmetz was Executive Director and Chief Executive Officer of Ruetgers N.V., Europe’s leading manufacturer of chemical raw materials made from coal tar. Prior to joining Ruetgers N.V., Mr. Steinmetz was President of Sulzer Metco, a worldwide technology leader in coating materials, from 2004 to 2008, and an Executive Vice President at Great Lakes Chemical Corporation from 2000 to 2004.

Education:

Mr. Steinmetz graduated with a M.S. in metallurgy from the Technical University Clausthal, Germany and has an MBA from INSEAD Fontainebleau, France.

Other Public Company Directorships:

None

Director Qualifications:

Mr. Steinmetz brings significant global chief executive officer experience and decades of chemical industry experience to our Board.

Corporate Governance

Board Nominees. Under its charter, our nominating and corporate governance committee is responsible for recommending to the Board candidates to stand election to the Board at the Company’s annual general meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual general meetings. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Board considers, in light of our business and Board composition, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Class I Directors.”

The nominating and corporate governance committee considers properly submitted recommendations for candidates to the Board from shareholders. Any shareholder may submit in writing nominations of persons for consideration for each shareholder meeting at which directors are to be elected by not later than the 90th calendar day nor earlier than the 120th calendar day before the date of the annual general meeting. Any shareholder recommendations for consideration by the Board should include the candidate’s name, biographical information, information regarding any relationships between the candidate and the shareholder within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication to provide such other information as the Board may reasonably request. Recommendations should be sent to Angelo N. Chaclas, Corporate Secretary, Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, PA 19312. The Board evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Board will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

The Company has engaged an executive search firm to identify potential Board nominees on behalf of the Board. The executive search firm is instructed to identify candidates meeting the Board’s desires with respect to diversity, experience, skill, and qualifications and perform preliminary screenings of such candidates on behalf of the Board. During 2017, the Board specifically requested the executive search firm identify at least one candidate who was a Luxembourg resident. Mr. Steinmetz is a Luxembourg resident.

Board Independence. Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the New York Stock Exchange ("NYSE"). The Board evaluates any relationships of each director and nominee with Trinseo and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board reviews any transactions and relationships between each director or any member of his or her immediate family and Trinseo. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board has affirmatively determined that all of our current directors, except for Mr. Pappas, are independent under the governance and listing standards of the NYSE.

Diversity and Board Expertise. While we do not have a formal policy with respect to diversity, we believe that the diversity considerations are an important element, among many, when identifying director nominees who will best serve the needs of the Company and the interests of our shareholders. We believe diversity considerations enable us to provide sound and prudent guidance by developing a Board with a diverse range of talents, ages, skills, character, expertise, professional experiences, and backgrounds.

Risk Oversight. Risk is inherent in every material business activity that we undertake. Our business exposes us to strategic, credit, market, compliance, operational and reputational risks. To support our corporate goals and objectives, risk appetite, and business and risk strategies, we maintain a governance structure that delineates the responsibilities for risk management activities, and the governance and oversight of those activities, between management and our Board. The Board is committed to strong, independent oversight of management and risk through a governance structure that includes other Board committees. Under our structure, it is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Trinseo. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Trinseo. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board divides its risk oversight responsibilities between itself and its committees by having each review or assess key issues or areas of responsibility as follows:

Board of Directors

•     Strategic, financial, and execution risks and exposures associated with our annual and multi-year business plans

•     Major litigation and other matters that present material risk to our operations, plans, prospects, or reputation

•     Acquisitions and divestures

•     Senior management succession planning

Audit Committee

•     Risks associated with financial accounting matters, including financial reporting, accounting, disclosure, and internal controls over financial reporting

•     Our ethics and compliance programs

•     Related party transactions

Compensation Committee	• Risks related to the design of our executive compensation programs, plans, and arrangements
Nominating and Corporate Governance Committee	• Risks related to our governance structures and processes
Environmental, Health, Safety and Public Policy Committee

•     Our environmental, health and safety risk management programs

•     The alignment of our environmental, health, safety, sustainability, social and public policy program with the Company’s business strategy and creation of stakeholder value

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. The Board has currently chosen to separate the roles of Chairman and Chief Executive Officer. Mr. Zide, our current non-executive Chairman of the Board of Directors, has served as a director since 2010 and brings to the Board extensive knowledge and expertise in strategy, mergers and acquisitions. The Board believes that the separate roles of Mr. Zide and Mr. Pappas, our Chief Executive Officer, are in the best interest of Trinseo and its shareholders, at this time. Mr. Zide has in-depth knowledge of our business arising from his many years of service to Trinseo and, as a result, provides effective leadership for the Board and support for Mr. Pappas and other management. The structure permits Mr. Pappas to devote his attention to leading Trinseo and to executing on our business strategy.

Board Attendance. We expect our board members to prepare for, attend and participate in all board and applicable committee meetings. Our Board held seven meetings in 2017. The audit, compensation, and nominating and corporate governance committees held eight,  six, and five meetings in 2017, respectively. No Board member attended less than 75% of our board and committee meetings, as applicable, in 2017.

We do not have a policy for the attendance of our directors at our annual general meeting of shareholders. We had four directors in attendance for our 2017 annual general meeting of shareholders for which no shareholders attended. Under Luxembourg law we are required to receive notice by the meeting’s record date of a shareholder’s intention to attend the annual general meeting of shareholders in person. Additionally, our annual general meeting of shareholders, unless there is an exceptional circumstance, are held in Luxembourg.

Executive Sessions. Our Corporate Governance Guidelines provide that the non-management directors of the Board meet in executive session at least once during each regularly scheduled Board meeting to review matters concerning the relationship of the Board with the management directors and other members of senior management and such other matters as it deems appropriate. Additionally, the Board is required to have least one executive session annually of its independent directors. Mr. Zide acts as the chair of these executive sessions.

Board Annual Performance Reviews. Pursuant to our Corporate Governance Guidelines the Board annually conducts a self-evaluation of the Board as a whole. In accordance with the written charters of our audit committee, compensation committee and nominating and corporate governance committee, we also evaluate each committee’s performance on an annual basis and report to the Board the findings.

Code of Business Conduct. We have adopted a written Code of Business Conduct applicable to all directors, officers and employees and a written Code of Ethics for Senior Financial Employees, applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer, Principal Accounting Officer, Controller, and all employees performing similar functions. These policies are designed to maintain the integrity of our business and financial reporting. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Copies of these codes can be found under the “Corporate Governance” tab and then the “Ethics and Compliance” link on the Investor Relations section of our website, www.investor.trinseo.com.

Corporate Governance Guidelines. We have adopted Corporate Governance Guidelines that outline the Board’s governance policies and practices. The current version of our Corporate Governance Guidelines can be found under the “Corporate Governance” tab and then the “Ethics and Compliance” link on the Investor Relations section of our website, www.investor.trinseo.com.

Communications with Directors. Shareholders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Corporate Secretary, Trinseo S.A., 1000 Chesterbrook, Boulevard, Suite 300, Berwyn, PA 19312. The Corporate Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board. The Board has instructed our Corporate Secretary to review the correspondence prior to forwarding it, and in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, he may forward some of the correspondence elsewhere in the Company for review and possible response.

Luxembourg Corporate Governance.  As a Luxembourg company, we are subject to laws that can significantly restrict our Board’s ability to respond to corporate governance trends related to shareholder rights, which are largely based on U.S. state law constructs.  For example, under Luxembourg law the supermajority requirement to amend our articles of association is mandated by law and cannot be amended by the Board or our shareholders.  Likewise, Luxembourg law does not permit a plurality carve out from our majority voting requirement in a contested director election.

Board Structure and Committee Composition

We have a standing audit committee, compensation committee and a nominating and corporate governance committee with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” and then “Committee Composition” in the Investor Relations section of our website, www.investor.trinseo.com. The members of each committee are appointed by the Board of Directors and each member serves until his or her successor is elected and qualified, unless he or she is earlier removed or resigns. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

The table below provides information about the membership of our standing committees during fiscal 2017:

Nominating
and Corporate
Name	Audit	Compensation	Governance
Joseph Alvarado	X(1)
Jeffrey J. Cote	X*	X
Pierre-Marie De Leener	X
K’Lynne Johnson		X(1)	X(1)
Philip R. Martens		X	X
Donald T. Misheff	X		X*(3)
Henri Steinmetz			X(4)
Christopher D. Pappas			X*(3)
Michel G. Plantevin		X(2)
Stephen M. Zide		X*	X

*     Chair

(1)	Mr. Alvarado was appointed as a member of our audit committee and Ms. Johnson as a member of our compensation and nominating and corporate governance committees, effective April 26, 2017.
(2)	Mr. Plantevin resigned from our board effective March 1, 2017.
(3)

Mr. Pappas resigned as a member of our nominating and corporate governance committee effective February 14, 2017 and Mr. Misheff was appointed chair of the nominating and corporate governance committee, in place of Mr. Pappas, effective February 16, 2017.

(4)	Mr. Steinmetz was appointed as a member of our nominating and corporate governance committee effective, November 28, 2017.

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter. The audit committee’s primary duties and responsibilities are to:

•

Appoint or replace, compensate and oversee the outside auditors for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us and will report directly to the audit committee.

•

Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, which are approved by the audit committee prior to the completion of the audit.

•

Review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the selection, application and disclosure of critical accounting policies and practices used in such financial statements.

•	Review and approve all related party transactions as defined under Item 404(a) of Regulation S-K.
•

Discuss with management and the outside auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.

A copy of the charter, which satisfies the applicable standards of the Securities and Exchange Commission (the “SEC”) and the NYSE is available on our website. The audit committee currently consists of Joseph Alvarado, Jeffrey J. Cote, Pierre-Marie De Leener, and Donald T. Misheff. Mr. Alvarado joined the audit committee in April 2017. Our Board has determined that each of Messrs. Alvarado, Cote, De Leener and Misheff are independent directors pursuant to Rule 10A‑3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.02 of the New York Stock Exchange Listed Company Manual. Each of Messrs. Cote and Misheff is also an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. Mr. Cote serves as chair of the audit committee.

Compensation Committee

The purpose of the compensation committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. The compensation committee reviews and recommends to our Board compensation plans, policies and programs and approves specific compensation levels for all executive officers. The compensation committee currently consists of Jeffrey J. Cote, K’Lynne Johnson, Philip R. Martens, and Stephen M. Zide. Ms. Johnson joined the compensation committee in April 2017. Mr. Zide serves as chair of the compensation committee. A copy of its charter, which satisfies the applicable standards of the SEC and the NYSE, is available on our website. Pursuant to its charter, the compensation committee may delegate to subcommittees of the compensation committee any of the responsibilities of the full committee.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is to (i) identify, screen and review individuals qualified to serve as directors (consistent with criteria approved by our Board) and recommend to our Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies or newly created directorships; (ii) develop and recommend to our Board and oversee the implementation of our corporate governance guidelines; (iii) oversee evaluations of our Board and (iv) recommend to our Board candidates for appointment to board committees. The nominating and corporate governance committee currently consists of K’Lynne Johnson, Philip R. Martens, Donald T. Misheff, Henri Steinmetz, and Stephen M. Zide. Ms. Johnson and Mr. Steinmetz joined the nominating and corporate governance committee in April 2017 and November 2017, respectively. Mr. Misheff serves as chair of the nominating and corporate governance committee. Our Board has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter is available on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

Our Company’s Executive Officers

Biographical information concerning our President and Chief Executive Officer, Christopher D. Pappas, who also serves as a member of our board of directors, is set forth above under Proposal 1— Election of Class I Directors.

Barry J. Niziolek,  Executive Vice President and Chief Financial Officer. Mr. Niziolek, age 61, became the Company’s Chief Financial Officer in June 2016. From September 2006 through August 2015, Mr. Niziolek was a Vice President and Controller at E.I. DuPont de Nemours & Company (“DuPont”) where he was responsible for the company’s accounting controls, financial reporting, and financial planning and analysis. During his 34 years at DuPont, he held a wide range of finance roles, including as chief financial officer for the titanium and coatings businesses, as well as chief financial officer for the crop protection business. At DuPont, Mr. Niziolek acquired substantial experience in finance leadership, governance and compliance, board interactions, mergers and acquisitions, risk management, capital structure, corporate planning, new business development, and investor relations. Mr. Niziolek began his career at KPMG, where he was a senior auditor. Mr. Niziolek has a bachelor of science degree in accounting from Wilkes University and his MBA from University of Delaware. He is a certified public accountant.

Marilyn N. Horner, Executive Vice President and Special Advisor to the CEO. Ms. Horner, age 60, served as the Company's Senior Vice President of Human Resources from January 2011 until April 2018. Ms. Horner is expected to retire June 30, 2018.  Prior to joining the Company, Ms. Horner held a number of executive positions at NOVA Chemicals where she started her career in 1988. She served as the Senior Vice President and Chief Human Resources Officer for NOVA Chemicals from 2008 to December 2010. Ms. Horner also held the positions of Vice President Finance and Controller, Olefins / Polyolefins Division; Vice President Human Resources and Organizational Effectiveness; and Vice President to the Chief Executive Officer. Ms. Horner holds a Bachelor of Commerce degree and an MBA from the University of Windsor in Ontario, Canada.

Timothy M. Stedman, Senior Vice President and Business President. Mr. Stedman, age 48, joined the Company as Senior Vice President and Business President, Basic Plastics & Feedstocks, in November 2015. In this role, he was responsible for business leadership for polystyrene, co-polymers, polycarbonate, and styrene monomer. In his current role, which began in October 2017, Mr. Stedman also became responsible for the Company’s performance plastics business. As part of his role, he serves as a member of the operating committee of the Plastics Division of the American Chemistry Council. Prior to joining the Company, Mr. Stedman spent more than 20 years with ExxonMobil Chemical working in the U.K., the U.S., and Belgium. Most recently, Mr. Stedman was the Europe Business Director for ExxonMobil Chemical’s Basic Chemicals business, and prior to that was the Site Manager for the Fife Ethylene Plant (steam cracker) in Scotland. Stedman also led Global Sales and Marketing organizations for several ExxonMobil Chemical’s Polymers and Intermediates businesses, including the Santoprene business that was formally part of the Advanced Elastomers Systems joint venture with Monsanto. Mr. Stedman currently serves on the boards of PlasticsEurope, a trade association for plastics manufacturers, and the American Chemistry Council – Plastics Division. Mr. Stedman previously served on the boards of Petrochemicals Europe and the European Petrochemical Association until September 2015 and was also a member of the Energy and Climate Change Leadership Group of the International Council of Chemical Associations (ICCA). Mr. Stedman holds a degree in Chemical Engineering and French from the University of Manchester Institute of Science and Technology, U.K., and the Ecole Nationale Supérieure des Industries Chimiques, Nancy, France. He is also a Chartered Engineer and a Fellow of the Institute of Chemical Engineers (U.K.).

Hayati Yarkadas, Senior Vice President and Business President. Mr. Yarkadas, age 49, joined the Company in November 2015 to lead the rubber, latex, and performance plastics businesses. Since October 2017, Mr. Yarkadas now leads the latex binders and synthetic rubber businesses, along with the global procurement function and leadership of the Asia Pacific region. Mr. Yarkadas has more than 20 years of experience in the materials business. From July 2013 to November 2015, Mr. Yarkadas led the food ingredient business of Tate & Lyle in Europe as Senior Vice President and General Manager, based in London. Prior to that, Mr. Yarkadas spent over 17 years with DuPont in many of its worldwide locations. Most recently Mr. Yarkadas served as General Manager of the DuPont Teijin Films joint venture from May 2009 to May 2013. Previously, he was Global Business Director for DuPont Advanced Glass Interlayers and held a series of roles in sales, sales management, Six Sigma, marketing, product management and business management in plastics and chemicals. Throughout his career, Mr. Yarkadas gained significant operating and global leadership skills with various roles in Turkey, the U.K., Switzerland, the U.S., and Luxembourg. Mr. Yarkadas has a master’s degree in Mechanical Engineering from Istanbul Technical University and an MBA from Imperial College London.

Angelo N. Chaclas, Senior Vice President, Chief Legal Officer, and Corporate Secretary. Mr. Chaclas, age 54, has been the Company’s Chief Legal Officer, Senior Vice President, and Corporate Secretary since January 2015. In his role, he provides legal support for all capital markets, transactional, compliance, commercial, regulatory, governance, intellectual property and other operational activities of the Company worldwide. Mr. Chaclas joined the Company in 2010 as Associate General Counsel and Chief Intellectual Property Counsel, where he managed the Company’s global intellectual property portfolio and supported the legal activities of several of the Company’s commercial businesses. Prior to joining the Company in 2010, Mr. Chaclas was Deputy General Counsel and Chief Counsel for the software division of Pitney Bowes where he led its Intellectual Property, Technology Law and Procurement legal functions. Mr. Chaclas holds a bachelor’s degree in Mechanical Engineering from Tufts University and a Juris Doctorate from Pace University.

Alice Heezen,  Senior Vice President, Human Resources. Ms. Heezen, age 47, became the Company’s Senior Vice President, Human Resources in April 2018 after joining the Company in January 2017 as Director of Human Resources for Europe, Middle East, and Africa region. Prior to joining the Company, she was Head of Human Resources for ADAMA Agricultural Solutions Europe from July 2013 to December 2016. Ms. Heezen has also held senior HR leadership roles at Fiberweb Plc, a London listed global specialty industrial and construction materials business (2010-2013); BG Group, a global oil and gas company (2005-2009); and REXAM Plc, a global consumer packaging company, (2001-2005). Ms. Heezen holds a master’s degree in Social and Organizational Psychology from University of Leiden, The Netherlands.

E. Jeffery Denton, Senior Vice President—Corporate Development and Business Services. Mr. Denton, age 52, joined the Company as Vice President—Shared Services and Feedstocks in June 2010 and was named Vice President—Corporate Development and Business Services in October 2014, and subsequently Senior Vice President in October 2015. Mr. Denton is responsible for the Company’s Information Technology and Corporate Development functions. He previously served in a similar role at the Company (when it was a division of Dow) from September 2009 until June 2010 and as the Director of Joint Venture Implementation at Dow from February 2006 until September 2009. Mr. Denton received a bachelor’s degree in Business Administration from Alma College.

Catherine C. Maxey, Vice President—Public Affairs, Sustainability and Environment, Health and Safety. Ms. Maxey, age 52, joined the Company as Vice President—Public Affairs and Business Intelligence in June 2010. Previously she held positions of increasing responsibility at Dow, which she joined in 1988, most recently as Public Affairs director for Mergers & Acquisitions, Joint Ventures, Dow Portfolio Optimization/Divestitures and Manufacturing and Engineering from March 2009 until June 2010. She also served as Dow’s Business Public Affairs Director for Performance Chemicals from 2003 to June 2008. Ms. Maxey received a bachelor’s degree in Journalism/Science Writing from Lehigh University.

David P. Stasse, Vice President—Treasury and Investor Relations. Mr. Stasse, age 47, joined the Company in July 2013 as Vice President and Treasurer with responsibility for all treasury and investor relations matters, including cash management, risk management, relationships with rating agencies and commercial banks, and financing matters. Mr. Stasse joined the Company from Freescale Semiconductor, Inc., a global semiconductor manufacturer that serves the automotive, networking, consumer and industrial markets, where he served as Vice President and Treasurer since July 2008, and Assistant Treasurer from August 2006 to July 2008. Mr. Stasse holds a MBA in Finance from the University of Maryland and a Bachelor of Science degree in Business Logistics from Penn State University.

Transactions with Related Persons

Certain Relationships and Related Transactions

Our Conflict of Interest Policy is designed to help our directors, executive officers, and employees address situations that may involve a conflict of interest, which may include related party transactions. These include situations in which an individual’s personal interests are in conflict with the interests of the Company; situations in which an individual or family member receives personal benefits as a result of his or her position with the Company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the Company. The Company annually surveys our executive officers and directors regarding potential conflicts of interest. If such conflicts are reported or found, the Legal Department and/or our Chief Compliance Officer will seek to mitigate or eliminate such potential or actual conflict of interest.

Our audit committee charter requires that the audit committee review and approve all related party transactions. The Company also has a written related parties policy. When related party transactions between us and our officers, directors and principal shareholders and their affiliates, are approved by the audit committee, it does so with the understanding that the terms of such transaction are no less favorable to us than those that we could obtain from unaffiliated third parties.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our ordinary shares, nominal value $0.01, as of March 31, 2018 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our ordinary shares;
•	each of our named executive officers, director nominees and directors; and
•	all of our directors, director nominees and executive officers as a group.

As of March 31, 2018, we had 43,442,273 ordinary shares outstanding (excluding treasury shares), all of which were held by public investors (including certain of our directors and executive officers), the details of which are reflected in the table below.

Information with respect to beneficial ownership has been furnished by each director, director nominee, executive officer or beneficial owner of more than 5% of our ordinary shares. We have determined beneficial ownership in accordance with SEC rules. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of ordinary shares deemed outstanding includes shares issuable upon exercise of options and held by the respective person or group which may be exercised or converted within 60 days after March 31, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated below, the address for each listed director, director nominee, executive officer and shareholder is c/o Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

	Number of
	Shares of	Percent
Name	Company	of Class(1)
M&G Investment Management Limited(2)	4,027,239	9.3%
BlackRock, Inc.(3)	3,130,495	7.2%
Boston Partners(4)	2,337,032	5.4%
LSV Asset Management(5)	2,200,011	5.1%
Christopher D. Pappas(6)	283,917	*
Barry J. Niziolek(7)	13,082	*
Timothy M. Stedman(8)	12,271	*
Hayati Yarkadas(9)	19,770	*
Angelo N. Chaclas(10)	17,917	*
Joseph Alvarado	—	*
Jeffrey J. Cote	9,422	*
Pierre-Marie De Leener	7,894	*
K’Lynne Johnson	—	*
Philip R. Martens	1,505	*
Donald T. Misheff	4,844	*
Henri Steinmetz	—	*
Stephen M. Zide	4,930	*
All Directors, Nominees and Executive Officers as a Group (18 persons)(11)	444,957	1.0%

*       Indicates less than one percent.

(1)

The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares (excluding treasury shares) as of March 31, 2018 and assumes that each of the beneficial owners continued to own the number of shares reflected in the table on such date.

(2)

On February 14, 2018, M&G Investment Management Limited ("M&G Investment") filed Schedule 13G with the SEC reporting beneficial ownership of 4,027,239 of our ordinary shares as of December 31, 2017, with sole voting power and sole dispositive power over such shares. The address of M&G Investment is Governor's House, Laurence Pountney Hill, London, EC4R OHH.

(3)

On February 1, 2018, BlackRock, Inc. filed Schedule 13G with the SEC reporting beneficial ownership of 3,130,495 of our ordinary shares as of December 31, 2017, with sole voting power over 3,026,850 shares and sole dispositive power over 3,130,495 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

On February 13, 2018, Boston Partners filed Schedule 13G with the SEC reporting beneficial ownership of 2,337,032 of our ordinary shares as of December 31, 2017, with sole voting power over 1,545,349 shares, shared voting power over 3,534 shares, and sole dispositive power over 2,337,032 shares. The address of Boston Partners is One Beacon Street, 30th Floor, Boston, MA 02108.

(5)

On February 13, 2018, LSV Asset Management filed Schedule 13G with the SEC reporting beneficial ownership of 2,200,011 of our ordinary shares as of December 31, 2017, with sole voting power over 1,134,811 shares and sole dispositive power over 2,200,011 shares. The address of LSV Asset Management is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(6)	The number of shares of the Company includes 199,293 vested options.
(7)	The number of shares of the Company includes 13,082 vested options.
(8)	The number of shares of the Company includes 10,160 vested options.
(9)	The number of shares of the Company includes 17,670 vested options.
(10)	The number of shares of the Company includes 10,643 vested options.
(11)	The number of shares of the Company includes 300,958 vested options.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2017 with respect to compensation plans under which ordinary shares of the Company may be issued.

	Number of securities to		Weighted-average		Number of securities remaining
	be issued upon exercise		exercise price of		available for future issuance under
	of outstanding options,		outstanding options,		equity compensation plans (excluding
	warrants and rights		warrants and rights		securities reflected in column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by securityholders	1,648,871	(1)	$35.27	(2)	2,323,775
Equity compensation plans not approved by securityholders	—		—		—
Total	1,648,871		$35.27		2,323,775

(1)

Includes 743,840 restricted stock units, 50,937 performance award stock units, and 854,094 options to purchase shares that have been granted under the approved Trinseo S.A. 2014 Omnibus Incentive Plan and remain outstanding as of December 31, 2017. The restricted stock units and performance stock units will result in the issuance of shares immediately upon vesting, with the vesting of performance stock units subject to the Company's relative TSR performance. The options to purchase shares will result in securities to be issued upon exercise.

(2)	Represents the weighted-average exercise price of the above-mentioned options to purchase shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. When requested, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and will file these reports on their behalf. Based solely on a review of the copies of such forms in our possession, and on written representations from our current directors and executive officers, we believe all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) during 2017, except for one report with respect to two transactions for Mr. Niziolek, in which case an acquisition of 11 of the Company's shares was made from a managed account at the sole discretion of the fund manager on October 19, 2017, and without the consent or knowledge of Mr. Niziolek.  The fund manager, upon realizing it had purchased shares of the Company despite receiving instructions from Mr. Niziolek of his insider status, immediately reversed the transaction on December 22, 2017, without the permission of the insider. Upon becoming aware of these transactions, Mr. Niziolek filed a Form 4 reporting the transactions on February 1, 2018.

Proposal 2–Advisory Vote on Named Executive Officer Compensation

000 Attract and retain industry-leading talent; Link compensation actually paid to achievement of our financial, operating and strategic goals;	Use performance measures, including financial and non-financial goals that align our named executive officers’ interests with those of our shareholders.

The Compensation Discussion and Analysis beginning on page 27 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2017. The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Trinseo S.A. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•     Attract and retain industry-leading talent;

•     Link compensation actually paid to achievement of our financial, operating and strategic goals;

•     Reward individual performance and contribution to our success; and

•     Use performance measures, including financial and non-financial goals that align our named executive officers’ interests with those of our shareholders.

We believe Trinseo’s performance demonstrates the effectiveness of our compensation program.

The Board is asking shareholders to support this proposal, as it does annually. Although the vote we are asking you to cast is non-binding, the compensation committee and the Board value the views of our shareholders as expressed in their votes. The Board and the compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

Compensation Discussion and Analysis

This compensation discussion and analysis (CD&A) section is intended to provide information about our 2017 compensation objectives and programs for our named executive officers. For 2017, our named executive officers, or NEOs, were:

Name	Position
Christopher D. Pappas	President and Chief Executive Officer
Barry J. Niziolek	Executive Vice President and Chief Financial Officer
Timothy M. Stedman	Senior Vice President and Business President
Hayati Yarkadas	Senior Vice President and Business President
Angelo N. Chaclas	Senior Vice President, Chief Legal Officer and Corporate Secretary

This CD&A is divided into the following sections:

•	Executive Summary
•	Compensation Philosophy and Design
•	How We Make Compensation Decisions
•	2017 Compensation Structure & Performance
•	Other Compensation and Tax Matters

Executive Summary

Business Achievements

We had record financial performance in 2017, which included record results from our Latex Binders, Basic Plastics, and Feedstocks segments. Our results reflected our continued efforts on investing in growth areas, including our first acquisition; reducing costs through streamlining our portfolio and asset footprint; generating cash; and improving our net leverage and reducing interest expense, which included refinancing our debt. Despite a year-over-year uptick in injuries, we also had a strong year for our environmental, health and safety performance as measured by our Responsible Care® program goals, with no process safety incidents and only four spills. As a result, the annual cash incentive plan bonuses paid to our NEOs ranged from approximately 139% to 143% of the target bonus amount.

Consideration of 2017 Advisory Vote on Executive Compensation

The compensation committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short- and long-term business objectives. As part of this review, the compensation committee considers the views of shareholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2017 annual general meeting of shareholders, our executive compensation proposal received support from approximately 96% of the votes cast. We continue to evaluate opportunities to enhance our compensation programs to attract top talent and provide further alignment with the interests of our shareholders.

In 2017, we changed our executive compensation program to put a greater focus on at-risk, long-term incentive-based compensation by including performance award stock units (“PSUs”) as a component of our executives’ target equity compensation. Executive target equity compensation is now delivered in the form of stock options (30%), restricted stock units ("RSUs") (30%), and PSUs (40%). We believe the addition of PSUs, along with providing a higher concentration of equity compensation in PSUs over the other equity compensation components, provides greater alignment between our executive compensation program and the creation of shareholder value through the Company’s long-term strategic initiatives.

Compensation Philosophy and Design

Overview

Our executive compensation policies and programs are designed to attract, retain and motivate key executives through competitive and cost effective programs that reinforce executive accountability and reward the achievement of business and individual results. Executive compensation consists of four main elements: (1) base salary, (2) annual cash incentive awards, (3) long-term incentive compensation, and (4) retirement savings and benefit programs. The relative weighting of each element is aligned with our philosophy of linking pay to performance. A substantial percentage of our executives’ compensation is provided in the form of performance-based variable compensation with a greater emphasis on variable components for our senior executives. Annual cash awards are directly linked to corporate results and short-term performance measures, including financial and non-financial goals. Our equity incentive awards align our executives’ interest with those of our shareholders and our long-term business objectives. Executive retirement and benefits programs are generally consistent with the broader employee programs offered in the country where an executive primarily provides services to the Company. We provide limited perquisites to our executives and senior management, and such perquisites are only provided to the extent that they reflect particular business needs and objectives.

We strive to provide our NEOs with a compensation package that is market competitive within our industry and recognizes and rewards superior individual and company performance.

Compensation Mix

The chart below shows the 2017 target mix of compensation between salary and short- and long-term incentive compensation for Mr. Pappas and our other NEOs as a group. Long-term incentive compensation remains the largest component of our NEOs’ compensation in order to incentivize long-term value creation and to provide continued alignment between the interests of our NEOs and shareholders.

Maintaining Best Practices Regarding Executive Compensation

Our compensation committee intends to compensate our NEOs in a manner that is consistent with the objectives and design principles outlined above. We have adopted the following compensation practices, which are intended to promote strong corporate governance and alignment with shareholder interests:

Compensation Committee Practices

Clawback and Recoupment Policies

We have the right to clawback incentive-based compensation to the extent it was awarded on the achievement of financial results subject to an accounting restatement that should have resulted in the executive receiving a lower amount of compensation had our financial results been properly reported. The Company’s board of directors can recoup this compensation by requiring the reimbursement of compensation previously paid, cancelling outstanding vested or unvested equity awards, or taking any other action permitted by law.

Our equity award agreements also provide for the recoupment of all or part of any annual incentive compensation if there is a breach by the executive of his award agreement or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with us or an overpayment of incentive compensation due to inaccurate financial data.

Share Ownership Guidelines

The compensation committee has adopted share ownership guidelines (i) equal to six times base salary for the CEO, and (ii) equal to two times base salary for our other NEOs. The guideline must be achieved by January 1, 2021, or for newly hired executives 5 years from their hire date.

Until the guideline is met, the executive must retain as a holding requirement: (i) 50% of the shares issued after vesting and settlement of RSUs (shares net of all applicable taxes), and (ii) 50% of the shares issued following the exercise of a stock option or the vesting and settlement of PSUs (after satisfaction of the exercise price and net of all applicable taxes and full cost to exercise, as applicable).

Mitigate Undue Risk

We mitigate undue risk in our compensation program by instituting strong governance policies such as capping potential payments, utilizing multiple performance metrics, striking a balance between short- and long-term incentives and adopting share ownership requirements.

Compensation at Risk	We grant a high percentage of at-risk compensation to our executive officers. We believe this is essential to creating a culture of pay-for-performance.
Risk Assessment	The compensation committee regularly assesses whether our compensation programs and arrangements for our employees are designed not to encourage excessive risk-taking.
Double-Trigger Change-in-Control Provisions

Our executive officers do not receive change in control benefits under their equity awards or their employment agreements unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

Anti-Hedging and Pledging Policy	We prohibit our executive officers from hedging or pledging the Company’s securities.
Independent Compensation Consultant	The compensation committee retains and annually reviews the independence of its compensation consultant.

How We Make Compensation Decisions

Our compensation committee is responsible for, among other matters: (1) reviewing key executive compensation goals, policies, plans and programs; (2) reviewing the compensation of our executive officers; (3) reviewing and approving employment agreements and other similar arrangements between the Company and our executive officers; and (4) administering our equity-based plans and other incentive compensation plans.

Our Chief Executive Officer reviews annually with the compensation committee each NEO’s performance (other than his own) and recommends to the compensation committee appropriate base salary, annual cash incentive awards and long-term equity incentive awards (to the extent applicable with respect to a particular year) for these NEOs. Based upon the recommendations of our Chief Executive Officer and after considering the objectives of our executive compensation program, as described above, as well as the factors described below under “Use of Benchmarking Comparison Data”, the compensation committee made the final recommendation to the Board for annual compensation packages of our executive officers. With respect to our Chief Executive Officer, the compensation committee reviewed his annual performance and the compensation committee recommended to the Board his base salary, annual cash incentive awards and grants of long-term equity incentive awards based on the compensation committee’s assessment of his performance, as approved by the Board.

In making decisions with respect to any element of a NEO’s compensation, the compensation committee considered the total compensation that may be awarded to the executive, including salary, annual cash incentive awards and long-term incentive compensation. In addition, in reviewing and approving employment agreements for our NEOs, the compensation committee considered the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the executive’s employment under a variety of circumstances. Our goal is to award compensation that is competitive to attract and retain highly qualified leaders and that motivates them to drive strong business performance. We believe that our compensation programs align executive and shareholder interests, while allowing compensation to vary based on each executive’s individual contributions to the Company and to the Company’s overall performance.

Use of Independent Compensation Consultant

The compensation committee has retained Willis Towers Watson as its independent compensation consultant. Willis Towers Watson provides the compensation committee with advice on a broad range of executive compensation matters. The scope of their services includes, but is not limited to, the following:

•	Apprising the compensation committee of compensation-related trends and developments in the marketplace;
•	Informing the compensation committee of regulatory developments relating to executive compensation practices;
•	Providing the compensation committee with an assessment of the market competitiveness of the Company’s executive compensation;
•	Assessing the composition of the peer companies used for comparative purposes;
•	Assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking; and
•

Identifying potential changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with shareholder interests.

During fiscal 2017, Willis Towers Watson attended all regularly scheduled meetings of the compensation committee.

In addition to providing the compensation committee with these executive compensation consulting services in 2017, for which it received aggregate fees of $225,000, Willis Towers Watson also provided the Company with the following additional services for which it received fees totaling $181,000: international actuarial support for the Company’s pension and postretirement benefit plans; actuarial support for one of the Company’s domestic welfare benefit plans; and compensation support to management. Before Willis Towers Watson undertook any compensation support work for the Company’s management, the compensation committee was consulted and approved the scope of work.

The compensation committee actively considered the range of the additional services that Willis Towers Watson was already providing to the Company when it made the decision to retain Willis Towers Watson as its independent compensation consultant in 2017. The compensation committee assessed the independence of Willis Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the compensation committee.

Use of Benchmarking Comparison Data

The compensation committee selects a peer group of companies, with assistance from Willis Towers Watson, for use in making compensation decisions with respect to the total mix and amount of compensation. This peer group consists of companies in the chemical and chemical-related industries, as well as companies in the container and packaging and paper and forest product industries. The compensation committee reviewed various market-based metrics of the peer group that it deemed appropriate, which included enterprise value, revenue, market capitalization, and EBITDA margins, to establish compensation benchmarks.

The compensation committee may annually review the companies included in our peer group and may add or eliminate companies as it determines to be appropriate. The peer group selected for making fiscal 2017 compensation decisions consisted of the following 22 companies:

A. Schulman Inc.	Eastman Chemical Company	PolyOne Corporation
Axiall Corporation	Ferro Corporation	Resolute Forest Products Inc.
Berry Global Group, Inc.	Graphic Packaging Holding Company	RPM International Inc.
Boise Cascade Company	Greif, Inc.	Silgan Holdings Inc.
Cabot Corporation	HB Fuller Company	Stepan Company
Celanese Corporation	Kraton Performance Polymers, Inc.	Tronox Limited
Chemtura Corporation	Olin Corporation
Domtar Corporation	OMNOVA Solutions Inc.

Additionally, the compensation committee reviewed various data from Willis Towers Watson databases to supplement data from the peer group. This data allowed the compensation committee to obtain a broader understanding of market compensation levels.

2017 Compensation Structure & Performance

The principal components of our executive compensation program include both short-term and long-term compensation. Short-term compensation consists of an executive’s annual base salary and annual cash incentive award. Long-term compensation may include grants of share-based incentives as determined by the compensation committee and approved by the Board. Certain elements of compensation of our NEOs were determined through direct negotiation with the executives at the time of their hiring.

Base Salary

Setting appropriate levels of base pay allows us to attract and retain an executive leadership team that will continue to meet our commitments to customers, sustain profitable growth and create value for our shareholders. The base salaries for our NEOs are determined based on the scope of their responsibilities and our compensation committee members’ collective knowledge of competitive compensation levels, as well as competitive compensation benchmarking data from Willis Towers Watson based on our peer group. Base salaries are reviewed annually by the compensation committee and adjusted from time to time to reflect individual responsibilities, performance and experience, as well as market compensation levels. In 2017, Mr. Pappas’ base salary was raised to $1,150,000 from $1,100,000, effective January 1, 2017, pursuant to the terms of his employment agreement. In addition, the compensation committee approved increases to the base salaries for the following NEOs: 5.0% increase for Mr. Niziolek, 5.6% increase for each of Messrs. Stedman and Yarkadas, and a 7.7% increase for Mr. Chaclas.

Annual Cash Incentive Plan

Our annual cash incentive plan is designed to create a pay for performance culture by aligning the compensation program to the achievement of our strategic and business objectives and with shareholder interests. Our business objectives are to: (1) provide a safe working environment; (2) deliver strong recurring profits relative to our industry; (3) effectively manage our working capital; (4) demonstrate effective cost management; and (5) provide EBITDA growth that is stronger than the industry. The actual amount that will be paid in respect of an annual cash incentive awards is based on a combination of the achievement of Company performance goals as well as individual performance. The performance goals and metrics are recommended by the compensation committee to the Board at the beginning of the year. At the end of the year, the amount paid to each NEO is based on the achievement of the Company performance goals and an assessment of the executive’s overall performance.

For 2017, the annual cash incentive plan was designed to align our executives’ compensation with the Company’s business plan and priorities for the year, and reward performance based on the following three components:

•	Responsible Care®: Injuries, Spills and Process Safety Incidents (PSIs);
•	EBITDA: Adjusted as described below; and
•	Individual Goals: Performance against defined business/functional and individual goals.

We believe best-in-class environmental, health and safety metrics, as well as individual performance, are important measures for establishing performance objectives and measuring the performance of our NEOs. We are a Responsible Care® company and our environment, health and safety policy states that protecting people and the environment is part of everything we do and every decision we make. Each employee has a responsibility to ensure that our products and operations meet applicable government and Company standards.

The 2017 annual cash incentive plan includes three key environment, health and safety metrics that we track for our Company—Recordable Injuries as defined by OSHA, Process Safety Incidents as defined by the American Chemistry Council, and Loss of Primary Containment, which is defined as any physical device used to contain a chemical or plastic resin as part of our manufacturing processes. Incentive payouts with respect to these metrics are determined based on our achievement rating for Responsible Care® performance and in accordance with the threshold, target and maximum levels set forth in the table below.

In 2017, Company financial performance metrics were based on an Adjusted EBITDA target of $372 million and threshold EBITDA of $297 million.  The Company’s actual Adjusted EBITDA component for purposes of the 2017 annual cash incentive plan was $403 million, which represents the Company’s year-end Adjusted EBITDA of $642 million excluding $123 million and $100 million in earnings from our joint ventures and Feedstocks segment, respectively, and excluding $16 million in positive raw material timing). We believe that Adjusted EBITDA is a key measure of our financial performance, removing the impacts of our capital structure (such as interest expense), asset base (such as depreciation and amortization) and tax structure as well as other non-recurring items. Therefore, for purposes of the annual cash incentive plan, we define Adjusted EBITDA, which is considered a non-GAAP measure, as net income (loss) from continuing operations before interest expense, net provision for income taxes; depreciation and amortization expense; asset impairment charges; loss on extinguishment of long-term debt; gains or losses on the disposition of businesses and assets, restructuring and other non-recurring items. Our Adjusted EBITDA performance target metric for the 2017 annual cash incentive awards is set consistent to our 2017 business plan that was approved by the Board, but is also adjusted to exclude earnings from the Company’s joint ventures and its Feedstocks segment and to exclude the impacts of raw material timing. See “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Performance Measures” of our Annual Report on Form 10‑K for more information on our approach to calculating Adjusted EBITDA. We exclude the earnings of our joint ventures because the Company does not have direct control of their day-to-day operations. We exclude the earnings of our Feedstocks segment and the impacts of raw material timing because market volatility within this segment and timing impacts are generally outside of our executives’ control but can have a significant positive or negative impact on the Company’s financial performance.

The table below shows the weight and targets of the component metrics, along with the payout opportunity for the annual cash incentive plan.

			Level of
			Performance
Performance Goal	Weight	Threshold	Target	Exceeds
1. Responsible Care®
Recordable Injuries*	5%	7	5	3
Loss of Primary Containment*	5%	8	6	4
Process Safety Incidents*	5%	2	1	0
Sub-total	15%
2. Financial Performance
2017 EBITDA Target (Per 2017 Business Plan)	60%	$297M	$372M	$438M
3. Individual Goals	25%
Total Opportunity at Target	100%
Maximum Opportunity	200%

*     Metrics represent incident count.

In 2017, our achievement rating for Responsible Care® performance qualified each NEO for a 133% annual cash incentive award payout for the Responsible Care®  component. In addition, based on our 2017 audited financial results, our compensation committee determined that our financial performance component resulted in 147% of the Adjusted EBITDA portion of the bonus becoming payable. Actual results for Responsible Care® and Adjusted EBITDA financial performance are set forth below:

	% of	Actual Result	Payout % of Target	Weighted Payout
	Metric Weight
Responsible Care®
Recordable Injuries*	5%	8	0%	0%
Loss of Primary Containment*	5%	4	200%	10%
Process Safety Incidents*	5%	0	200%	10%
Responsible Care Total	15%		133%	20%
Financial Performance (Adjusted EBITDA)	60%	$403M	147%	88%

*     Metrics represent incident count.

In addition, each NEO had personal performance goals that included, depending on the individual: corporate or business EBITDA; asset, product optimization and customer profitability; organizational effectiveness; people leadership, and cost management. The results achieved against each of these goals were assessed by the compensation committee and ratings were assigned.

During 2017, the target bonus under this plan for each NEO was based on a percentage of base salary ranging from 150%, in the case of Mr. Pappas, to 70% in the case of Mr. Niziolek, and 60% in the case of Messrs. Stedman, Yarkadas, and Chaclas. The table below shows the 2017 target annual incentive award for each NEO and the actual award payable, based on our performance and the individual’s performance.

	Target
NEO	Percentage	Target Amount	Actual Amount
Christopher D. Pappas	150%	$1,725,000	$2,448,324
Barry J. Niziolek	70%	$367,500	$512,412
Timothy M. Stedman(1)	60%	$290,045	$415,291
Hayati Yarkadas(1)	60%	$290,045	$408,040
Angelo N. Chaclas	60%	$252,000	$357,668

(1)

Messrs. Stedman's and Yarkadas’ compensation is payable in CHF and was converted using the foreign exchange rate of US$1.0177 to CHF1.00. This rate was determined by averaging the monthly exchange rates in effect during 2017.

The table below shows the contribution of each performance metric under our annual cash incentive plan to the actual bonus award earned by our NEOs. All values in this table are shown as a percentage of target.

	Responsible	EBITDA	Individual	Actual Award as
NEO	Care (15%)	(60%)	Goals (25%)	a % of Target
Christopher D. Pappas	133%	147%	135%	141.9%
Barry J. Niziolek	133%	147%	125%	139.4%
Timothy M. Stedman	133%	147%	140%	143.2%
Hayati Yarkadas	133%	147%	130%	140.7%
Angelo N. Chaclas	133%	147%	135%	141.9%

Long-Term Equity Incentive Compensation

In February 2017, our Board approved equity award grants to certain key employees, including for the NEOs. Each of our NEOs received a grant of options to purchase our ordinary shares (30%), RSUs (30%), and PSUs (40%), based on a target percentage of their base salary, as shown in the table below. These awards are subject to time-based vesting conditions, with RSUs vesting in full on the third anniversary of the date of grant, PSUs vesting in full on the third anniversary of the date of grant, subject to the Company’s relative TSR performance, and options vesting in three equal annual installments beginning on the first anniversary of the date of grant. In each case, vesting is generally subject to the NEO’s continuous employment with us on the applicable vesting date.

For 2017, the Board for the first time included PSUs as part of the executive’s target equity compensation to put a greater focus on at-risk, long-term incentive-based compensation. We believe the addition of PSUs, along with providing a higher concentration of equity compensation in PSUs as compared to the RSU and stock option components, provides greater alignment between our executive compensation program and the creation of shareholder value through the Company’s long-term strategic initiatives. In addition, our Board considers the stock options to be performance-based because a stock option will only have value to the extent that our stock price increases after the date the stock option is granted.

	Target
Name	Percentage	Target Amount
Christopher D. Pappas	470%	$5,405,000
Barry J. Niziolek	155%	$813,750
Timothy M. Stedman(1)	115%	$555,919
Hayati Yarkadas(1)	115%	$555,919
Angelo N. Chaclas	135%	$567,000

(1)

Messrs. Stedman's and Yarkadas’ compensation is payable in CHF and the above target amount was converted using the foreign exchange rate of US$1.0177 to CHF1.00. This rate was determined by averaging the monthly exchange rates in effect during 2017.

PSUs granted under the 2014 Omnibus Incentive Plan will vest on the third anniversary of the grant date, subject to the Company’s relative TSR performance, assuming the reinvestment of dividends, against the performance of 55 other chemical companies with shares traded on a major U.S. stock exchange and that have a market capitalization exceeding $500 million dollars at the time the award is granted.  The peer group for the 2017 grants is as follows:

The amount of PSUs that will vest for the 2017 awards will generally be as follows:

*     Vesting is interpolated between the 25th and 50th and between the 50th and 75th percentiles.

Regardless of the targets above, vesting is capped at 100% of target if the Company’s TSR is negative for the performance period.  Additionally, the total value of the awards delivered at vesting is capped at three times the target shares multiplied by the grant date share price.  Because we assume reinvestment of dividends, dividend equivalents accrue during the performance period.  However, dividend equivalents will be paid only if and to the extent the PSUs vest, since we do not believe the executives should receive the benefit of such dividend earnings if the performance criteria associated with the PSU award is not otherwise met.

Other Compensation and Tax Matters

Retirement Benefits

Our qualified U.S. savings plan (the “401(k) plan”) provides for (1) annual discretionary Company contributions and (2) employer matching contributions to be credited to participants’ accounts. The U.S.-based NEOs participate in this plan on the same basis as our other employees. We also maintain a non-qualified U.S. savings and deferral plan in which each of our U.S.-based NEOs participates. This plan allows participants to defer a portion of their compensation on a pre-tax basis, with matching contributions from the Company that are payable at a future date based on the terms of the plan. Additionally, the plan provides for discretionary Company contributions in connection with earnings that are in excess of the limitations set forth in the 401(k) Plan.

Our NEOs do not participate or have account balances in any qualified or non-qualified defined benefit pension plans sponsored by the Company, with the exception of Messrs. Stedman and Yarkadas who participate in our Switzerland-based defined contribution retirement plan.

Pursuant to the terms of Mr. Pappas’ employment agreement, he is entitled to a retirement benefit payable in the form of a cash lump sum upon his retirement or other termination of employment in an amount determined in accordance with a formula contained in his employment agreement as described in more detail under “Executive Compensation—Pension and Other Postretirement Benefits—Supplemental Employee Retirement Benefit” below.

Severance Benefits

Our NEOs are eligible for severance benefits under their employment agreements upon certain terminations of employment. The agreements provide the NEOs, except Mr. Pappas, with severance benefits in an amount equal to 1.5 times the sum of the executive’s annual base salary and target bonus. With respect to Mr. Pappas, in the event of his termination by the Company prior to January 1, 2019, without cause and with at least four months' advance notice, he will be entitled to receive a severance amount equal to the remainder of his 2018 base salary and his target bonus. In the event of his termination by the Company without cause prior to January 1, 2019 and without at least four months' advance notice, Mr. Pappas will receive a severance amount equal to 1.0 times his annual base salary and target bonus. In the event Mr. Pappas terminates his employment for “good reason,” as defined in his employment agreement, prior to January 1, 2019, the Company shall pay a severance amount equal to 2.0 times his annual base salary and target bonus. On or after January 1, 2019, in the event the Company terminates Mr. Pappas’ employment without notice other than for cause or Mr. Pappas terminates his employment for “good reason,” he will be entitled to a severance amount equal to 1.0 times his annual base salary and target bonus. In the event the Company terminates Mr. Pappas’ employment on or after January 1, 2019 with two months' advance notice, Mr. Pappas will not be entitled to any additional severance.

Change-in-Control Severance Benefits

We provide change-in-control severance benefits to certain executives, including our current NEOs. These change-in-control severance benefits are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of the Company and to enable the executives to impartially evaluate such a transaction. Under the terms of these agreements, each NEO is entitled to a lump sum payment equal to the severance benefits set forth above (rather than payment of severance benefits in installments) if the NEO experiences a termination of employment other than for cause or in the event the NEO resigns for "good reason," as defined in the agreements, within two years following a change-in-control of the Company. Mr. Pappas is also entitled to a so-called 280G gross-up with respect to certain payments that may be made to him in connection with a change in control, a benefit that was negotiated at the time Mr. Pappas was hired by us. The compensation committee does not intend to include a 280G gross-up in any new employment agreements or amendments to existing agreements with any other executives.

Other Compensation

Each NEO is eligible to participate in our generally-applicable benefit plans, such as savings, medical, dental, group life, disability and accidental death and dismemberment insurance, in accordance with country practices. Additionally, the Company may offer certain perquisites to certain executives when appropriate or necessary to recruit or retain talented and qualified individuals. As a Company that operates worldwide, we often offer certain types of perquisites to our executives, such as moving or commuting expenses, in order to compensate individuals who relocate. See the footnotes to the “Summary Compensation Table” and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” below for more details regarding the other compensation paid to our NEOs.

Tax and Accounting Considerations

Prior to January 1, 2018, Section 162(m) of the Code imposed a limit of $1,000,000 on the amount that a publicly-traded company may deduct for federal income tax purposes in any taxable year for compensation paid to our CEO and the three other highest-paid NEOs, other than our CFO, who are employed as of the end of the year. To the extent that compensation was “performance-based” within the meaning of Section 162(m) or to the extent that compensation meeting certain requirements is paid during a limited period of time following our IPO, the Section’s limitations did not apply. To qualify as performance-based, compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria.

On December 22, 2017, the Tax Cuts and Jobs Act amended Section 162(m) to eliminate the exemption for performance-based compensation under Section 162(m). These amendments now make all compensation paid to a covered employee in excess of $1 million nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans.  The Tax Cuts and Jobs Act also provides a transition rule that does not apply the Tax Cuts and Job Act amendments to Section 162(m) to written binding contracts in effect on November 2, 2017 and not subsequently amended or modified.

Our compensation committee believes that the tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. The Company has not historically needed to rely on Section 162(m) due to the large amount of its executives’ compensation services performed outside the United States.  Therefore, it does not expect its compensation programs to be materially impacted by the changes to Section 162(m).

In determining variable compensation program designs, our compensation committee also considers other tax and accounting implications of particular forms of compensation, such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares.

Timing of Awards

We regularly award annual equity grants to our executive officers in February of each year, so as to provide a pre-set schedule for our equity grants that won’t be impacted by events external or internal to the Company. New hires may, depending on the timing of their hire, be eligible for a grant at the next board meeting following his or her hire.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section (the “CD&A”) required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board that the CD&A be included in this proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE

Stephen M. Zide

Jeffrey J. Cote

K’Lynne Johnson

Phillip R. Martens

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or earned by our NEOs for the years ended December 31, 2017, 2016, and 2015, as applicable. For additional information, please read the footnotes and narrative disclosures that follow the table.

							Changes in
							Pension
							Value
							and Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)(7)	($)(8)	Total ($)
Christopher D. Pappas	2017	$1,150,000	$—	$3,913,374	$1,621,518	$2,448,324	$762,155	$196,378	$10,091,749
President and Chief	2016	$1,100,000	$—	$2,475,010	$2,409,702	$2,467,960	$315,140	$180,961	$8,948,773
Executive Officer	2015	$1,050,000	$—	$2,100,000	$2,100,000	$2,693,250	$2,048,653	$164,000	$10,155,903
Barry J. Niziolek	2017	$525,000	$—	$589,216	$244,127	$512,412	$—	$66,272	$1,937,027
EVP & Chief Financial Officer	2016	$259,615	$—	$387,524	$387,964	$273,000	$—	$20,135	$1,328,238
Timothy M. Stedman(9)	2017	$483,408	$463,054	$395,595	$163,885	$415,291	$145,531	$122,911	$2,189,675
SVP and Business President	2016	$454,500	$459,550	$229,083	$223,033	$396,779	$163,198	$138,796	$2,064,939
Hayati Yarkadas(9)	2017	$483,408	$284,956	$395,595	$163,885	$408,040	$144,513	$141,363	$2,021,760
SVP and Business President	2016	$454,500	$202,000	$229,083	$223,033	$402,574	$162,184	$174,301	$1,847,675
Angelo N. Chaclas	2017	$420,000	$—	$410,597	$170,110	$515,960	$—	$57,939	$1,574,606
SVP, Chief Legal Officer and Corporate Secretary	2016	$390,000	$—	$243,755	$237,328	$476,587	$—	$43,043	$1,390,712
	2015	$365,000	$65,000	$182,500	$182,500	$406,684	$—	$40,189	$1,241,873

(1)	The amount shown for Mr. Niziolek for 2016 represents the portion of base salary he received during the period between his hire date of June 13 and December 31, 2016
(2)

The amounts in this column for Messrs. Stedman and Yarkadas reflect signing bonuses of CHF 455,000 and CHF 200,000, respectively, paid in 2016 and 2017. The signing bonuses for Messrs. Stedman and Yarkadas in 2016 and 2017 were contingent on the executive’s continued employment through the first anniversary and second anniversaries, respectively, of their employment with the Company and were compensation for equity grants from previous employers that were forfeited upon their employment with the Company. Please see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” for a description of the staggered signing bonuses due to Messrs. Stedman and Yarkadas under their respective employment agreements. The amount in this column for Mr. Chaclas reflects a special retention award paid in 2015.

(3)

The amount in this column reflects the fair value of RSU and PSU awards granted in the periods presented, calculated in accordance with ASC 718. The assumptions used for determining fair value are described in Note 16 to our consolidated financial statements filed with our Annual Report on Form 10‑K. There were no grants of RSU awards and PSU awards under the 2014 Omnibus Incentive Plan prior to 2015 and 2017, respectively.  For purposes of this table it is presumed that the PSU awards will be settled at target levels.

(4)

The amount in this column reflects the fair value of option awards granted in the periods presented, computed using the Black-Scholes pricing model, whose inputs and assumptions are as of the grant dates and described in Note 16 to our consolidated financial statements filed with our Annual Report on Form 10‑K. There were no grants of option awards under the 2014 Omnibus Incentive Plan prior to 2015.

(5)

This amount includes each NEO’s earned cash incentive payout as discussed in “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Plan”  above. For Mr. Chaclas, this amount includes incentive payouts under the Company's 2012, 2013, and 2014 Long-Term Incentive Plans. Please see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” for a description of these plans.

(6)

The amount in this column reflects the aggregate change in the actuarial present value of the applicable named executive officer’s accumulated benefit under our defined benefit pension plan and arrangements in respect of each year in the table. Messrs. Niziolek and Chaclas do not participate in pension and other postretirement benefit arrangements. Please see “— Pension and Other Postretirement Benefits” for a description of these arrangements.

(7)

No amount is reported with respect to earnings on non-qualified deferred compensation plans because above market rates are not provided under such plans. See “— U.S. Non-Qualified Deferred Compensation Table” below for information with respect to the NEOs’ deferred compensation amounts for 2017.

(8)	Included in “All Other Compensation” for fiscal year 2017 were the following items:

		Non-qualified
	401k	deferred	Dependent	Living	Tax	Tax Planning
NEO	Plan(i)	comp plan(ii)	Education(iii)	Stipend(iv)	Gross-up(v)	Services	Other(vi)	Total
Christopher D. Pappas	$22,270	$172,525	$—	$—	$—	$—	$1,583	$196,378
Barry J. Niziolek	$20,653	$43,950	$—	$—	$—	$—	$1,669	$66,272
Timothy M. Stedman	$—	$—	$—	$73,274	$28,995	$11,509	$9,133	$122,911
Hayati Yarkadas	$—	$—	$82,047	$—	$48,695	$2,093	$8,528	$141,363
Angelo N. Chaclas	$24,439	$32,948	$—	$—	$—	$—	$552	$57,939

(i)	Represents Company matching and discretionary contributions to the 401(k) Plan for Messrs. Pappas, Niziolek, and Chaclas.
(ii)

Represents Company matching and discretionary contributions to our non-qualified deferred compensation plan (such amounts are also included in the “U.S. Non-Qualified Deferred Compensation Table” below).

(iii)

Represents education expenses provided to Mr. Yarkadas’ dependents. Please see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” for a description of Mr. Yarkadas’ employment agreement.

(iv)

Represents Mr. Stedman’s temporary CHF 6,000 monthly incidental living expense allowance. Please see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” for a description of Mr. Stedman’s employment agreement.

(v)

Mr. Stedman received a gross-up for tax purposes on the living stipend paid to him. Mr. Yarkadas received a gross-up for tax purposes on the tuition paid on behalf of his minor children. Please see “— Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” for a description of Messrs. Stedman’s and Yarkadas’ employment agreements.

(vi)

Represents the aggregate of all other compensation items paid to the NEOs for personal benefits, which individually do not exceed $10,000. For Messrs. Pappas, Niziolek, and Chaclas, these amounts represent group life insurance premiums. For Mr. Yarkadas, the amount in this column represents a child education allowance provided by the Swiss government and tuition for language classes. For Mr. Stedman, the amount in this column represents personal commuting expenses paid to him under this employment agreement. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table; Other Narrative Disclosure” for a description of Mr. Stedman’s employment agreement.

(9)

Compensation for Messrs. Stedman and Yarkadas was paid or is payable in CHF. The amount of compensation earned or received during 2017 and 2016 was converted using the foreign exchange rate of US$1.0177 to CHF1.00, and US$1.01 to CHF1.00, respectively. These rates have been determined by averaging the monthly exchange rates in effect for each calendar year.

Grant of Plan-Based Awards Table

The following table shows all plan-based awards granted to the NEOs during 2017. All equity awards were granted under our 2014 Omnibus Incentive Plan (OIP) as a target percentage of each NEOs base salary with the target value of the equity award comprised of stock options (30%), RSUs (30%), and PSUs (40%). See “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive

Compensation” for more information regarding the 2017 equity awards. All NEOs earned cash incentive awards for 2017 performance under the Company’s annual cash incentive plan (ACIP).

		Estimated Future Payouts			Estimated Future Payouts
		Under Non-Equity			Under Equity Incentive
		Plan Awards(1)			Plan Awards(2)
								All other				Grant
								stock	All other			Date
								awards:	option	Exercise	Closing	Fair Value
								Number	awards:	or Base	Stock	of Stock
								of	Number of	Price of	Price on	and
								shares of	securities	Option	Grant	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	stock or	underlying	Awards	Date	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	units (#)	options (#)	($/Sh)	($/Sh)	($)
Christopher D. Pappas
OIP—Options	2/16/2017	—	—	—	—	—	—	—	78,669	71.45	—	$1,621,518
OIP—RSUs	2/16/2017	—	—	—	—	—	—	22,695	—	—	71.45	$1,621,558
OIP—PSUs	2/16/2017	—	—	—	15,129	30,259	60,518	—	—	—	71.45	$2,291,817
ACIP		—	1,725,000	3,450,000	—	—	—	—	—	—	—	—
Barry J. Niziolek
OIP—Options	2/16/2017	—	—	—	—	—	—	—	11,844	71.45	—	$244,127
OIP—RSUs	2/16/2017	—	—	—	—	—	—	3,417	—	—	71.45	$244,145
OIP—PSUs	2/16/2017	—	—	—	2,278	4,556	9,112	—	—	—	71.45	$345,071
ACIP		—	367,500	735,000	—			—	—	—	—	—
Timothy M. Stedman
OIP—Options	2/16/2017	—	—	—	—	—	—	—	7,951	71.45	—	$163,885
OIP—RSUs	2/16/2017	—	—	—	—	—	—	2,294	—	—	71.45	$163,906
OIP—PSUs	2/16/2017	—	—	—	1,529	3,059	6,118	—	—	—	71.45	$231,689
ACIP		—	290,045	580,089	—	—	—	—	—	—	—	—
Hayati Yarkadas
OIP—Options	2/16/2017	—	—	—	—	—	—	—	7,951	71.45	—	$163,885
OIP—RSUs	2/16/2017	—	—	—	—	—	—	2,294	—	—	71.45	$163,906
OIP—PSUs	2/16/2017	—	—	—	1,529	3,059	6,118	—	—	—	71.45	$231,689
ACIP		—	290,045	580,089	—	—	—	—	—	—	—	—
Angelo N. Chaclas
OIP—Options	2/16/2017	—	—	—	—	—	—	—	8,253	71.45	—	$170,110
OIP—RSUs	2/16/2017	—	—	—	—	—	—	2,381	—	—	71.45	$170,122
OIP—PSUs	2/16/2017	—	—	—	1,587	3,175	6,350	—	—	—	71.45	$240,475
ACIP		—	252,000	504,000	—	—	—	—	—	—	—	—

(1)

Represents awards provided under our annual cash incentive plan discussed above under “See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Plan”. The maximum amount represents two times the target amount. The actual amounts earned by the NEOs with respect to 2017 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

Represents PSU awards granted under the 2014 Omnibus Incentive Plan. If threshold level of performance is not met, zero shares may be awarded.  The total value of the PSU awards delivered at vesting is capped at # times the target shares multiplied by the grant date share price.  See “—Narrative Disclosure Compensation Table and Grants of Plan-Based Awards Table; Other Narrative Disclosure” for more information regarding the 2017 PSU awards and respective shares vested at each level of performance.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table; Other Narrative Disclosure

We have entered into an executive employment agreement with Mr. Pappas, with his employment commencing on June 17, 2010 and having an initial term of three years. On April 11, 2013, the agreement with Mr. Pappas was amended and restated with retroactive effect as of January 2, 2013, and was extended until June 30, 2017. On March 30, 2016, Mr. Pappas’ agreement was amended again and was extended to December 31, 2018. On December 21, 2017, the agreement with Mr. Pappas was amended and restated again with no fixed term.

Mr. Niziolek entered into an employment agreement with the Company on June 13, 2016 with an initial term of one year, and subject to automatic one-year extensions beginning on the expiration of the initial term. The automatic extension of the agreement may be terminated with at least 90 days’ prior written notice from Mr. Niziolek or the Company stating their intent not to extend the employment term.

Messrs. Stedman and Yarkadas have also entered into employment agreements with us with employment dates commencing on November 1, 2015. The employment agreements with Messrs. Stedman and Yarkadas have no fixed term but their agreements may be terminated by either party providing at least six months’ prior written notice of the intent to terminate.

Mr. Chaclas entered into an employment agreement with the Company with effective date commencing on January 1, 2015. The agreement provides for an initial term of three years and is subject to automatic one-year extensions beginning on the expiration of the initial term. The automatic extension of the agreement may be terminated with at least 90 days' prior written notice from Mr. Chaclas or the Company stating the intent not to extend the employment term.

Mr. Pappas is entitled to receive an annual base salary of $1,150,000 in 2017, and $1,200,000 in 2018 under his employment agreement. Based on their agreements, Messrs. Niziolek, Stedman, Yarkadas, and Chaclas are entitled to receive annual base salaries in 2017 of $525,000, CHF 475,000, CHF 475,000 and $420,000, respectively. These salaries are subject to annual review by the Board (or a committee thereof) during the first 90 days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year. Each NEO is also entitled to participate in our employee and fringe benefit plans as may be in effect from time to time on the same general basis as our other employees.

Under their employment agreements, Messrs. Pappas, Niziolek, Stedman, Yarkadas, and Chaclas had target bonus opportunities under our annual cash incentive plan equal to 150%, 70%, 60%, 60%, and 60%, respectively, of their base salaries. For 2017, these payouts were paid above target but below the plan maximum of 200%. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Plan” for additional details on how the cash incentive awards were determined.

Additionally, under their employment agreements, Messrs. Stedman and Yarkadas are entitled to staggered signing bonuses to be paid on the first, second, and third anniversaries of their employment, and are contingent on their continued employment through the respective anniversary date. These staggered signing bonuses were negotiated by the executives to compensate them for forfeited equity compensation that they would have received had they stayed with their previous employers. For 2017, Messrs. Stedman and Yarkadas received lump-sum gross payments of CHF 455,000 and CHF 280,000, respectively. Subject to their continued employment for 2018, Mr. Stedman will be entitled to his remaining signing bonus installment of CHF 255,000, and Mr. Yarkadas will be entitled to his remaining signing bonus installment of CHF 340,000.

Under his employment agreement, Mr. Stedman is required to relocate to the Zurich, Switzerland metropolitan area on the earlier of September 30, 2018, or the date his spouse relocates to this area. At the time of his relocation, Mr. Stedman will be eligible to receive relocation services. For fiscal 2017, Mr. Stedman received an aggregate of $73,274 for living expenses and $28,995 in tax gross-ups related to these living expenses. Until the earlier of September 30, 2018 or the date his spouse relocates to Zurich, Mr. Stedman receives a monthly allowance of CHF 6,000 (grossed-up for tax at the marginal rate) for incidental living expenses while living in Zurich. During this period Mr. Stedman is also entitled to the reimbursement of the fare for one economy class flight taken per week between Switzerland and the United Kingdom. During 2017 Mr. Stedman received $9,133 in such commuting reimbursements.

As part of his relocation to Zurich, Switzerland, the Company, under Mr. Yarkadas’ employment agreement, pays the tuition for the international school education, grossed-up for tax at the marginal rate, for a period of 4 and 7 years for his oldest and youngest child, respectively. For fiscal 2017, the Company paid $82,047 in tuition for Mr. Yarkadas’ children for which Mr. Yarkadas also received $48,695 in tax gross-ups.

Prior to becoming part of our executive leadership team, Mr. Chaclas was eligible to participate in incentive programs not available to our other NEOs. Mr. Chaclas participated in the Company's 2012, 2013, and 2014 Long-Term Incentive Plan. These Long-Term Incentive Plans were designed to provide long-term incentives to our employees who did not receive long-term incentive compensation in the form of equity awards in our former parent, Bain Capital Everest Manager Holding SCA. Each Long-Term Incentive Plan set three-performance year Adjusted EBITDA targets with each year having equal weighting. See “Compensation Discussion and Analysis – 2017 Compensation Structure & Performance – Annual Cash Incentive Plan” for more information as to how the Company calculates its Adjusted EBITDA targets with respect to its incentive plans. The payout factor was determined by averaging the actual payout percentage approved by the compensation committee for each performance year. The cash incentive for these plans was paid out in the year following the last annual EBITDA target for each plan.  These plans resulted in cash awards to Mr. Chaclas of $66,413, $130,267, and $158,292 in 2015, 2016, and 2017, respectively.  The performance targets and payout factors for the 2017 cash award under the 2014 Long-Term Incentive Plan are listed below.

	Actual		Level of Performance
	Payout	Actual	Not Met	Target	Exceeds
Annual EBITDA Goal
2014	74%	$303M	$279M	$329M	$379M
2015	250%	$403M	$253M	$283M	$333M
2016	155%	$365M	$274M	$343M	$403M
Payout Range	160%		50%	100%	250%

Each of our NEOs participated in our 2014 Omnibus Incentive Plan. For 2017, Messrs. Pappas, Niziolek, Stedman, Yarkadas and Chaclas received an annual target equity incentive award under the plan of 470%, 155%, 115%, 115%, and 135%, respectively, of their base salaries. The value of the equity award is split among stock options (30%), RSUs (30%), and PSUs (40%).

The option awards issued under the 2014 Omnibus Incentive Plan, which contain an exercise term of nine years from the grant date, vest in three equal annual installments beginning on the first anniversary the grant date, generally subject to the employee remaining continuously employed on the applicable vesting date. Upon a termination of employment due to the employee’s death or retirement or a termination of employment by the Company without cause in connection with a restructuring or redundancy or due to the employee’s disability prior to a vesting date, the options will vest in full or will continue to vest on the original vesting schedule, depending on the type of termination. In the event the employee voluntarily resigns or is terminated for cause, all vested and unvested options will be forfeited.

RSUs granted under the 2014 Omnibus Incentive Plan vest in full on third anniversary of the grant date, generally subject to the employee remaining continuously employed by the Company on the vesting date. Upon a termination of employment due to the employee’s death or retirement or a termination of employment by the Company without cause in connection with a restructuring or redundancy or due to the employee’s disability prior to the vesting date, the RSUs will vest in full or in part, depending on the type of termination. In the event the employee voluntarily resigns or is terminated for cause, all unvested RSUs will be forfeited. Beginning in 2017, each award holder was entitled amount equal to any cash dividend or repayment of equity paid by the Company upon one ordinary share for each RSU held by the award holder (“dividend equivalents”). Award holders have no right to receive the dividend equivalents unless and until the associated RSUs vest. The dividend equivalents will be payable in cash and will not accrue interest.

PSUs granted under the 2014 Omnibus Incentive Plan will vest on the third anniversary of the grant date, subject to the Company’s relative TSR performance, assuming the reinvestment of dividends, against the performance of 55 other chemical companies with shares traded on a major U.S. stock exchange and that have a market capitalization exceeding $500 million dollars at the time the award is granted. The amount of PSUs that will vest are generally as follows:

Trinseo Percentile Ranking Relative to Peer Group	% of Target Shares Vested*
Under 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	200%

*     Vesting is interpolated between the 25th and 50th and between the 50th and 75th percentiles

Regardless of the targets above, vesting is capped at 100% of target if the Company’s TSR is negative for the performance period. Additionally, the total value of the awards delivered at vesting is capped at three times the target shares multiplied by the grant date share price. Because we assume reinvestment of dividends, dividend equivalents accrue during the performance period. However, dividend equivalents will be paid only if and to the extent the PSUs vest, since we do not believe the executives should receive the benefit of such dividend earnings if the performance criteria associated with the PSU award is otherwise not met.

Upon a termination of employment due to the employee’s death or retirement or a termination of employment by the Company without cause in connection with a restructuring or redundancy or due to the employee’s disability prior to the vesting date, PSUs will vest in full or in part, depending on the type of termination. In the event the employee voluntarily resigns or is terminated for cause, all unvested PSUs will be forfeited.

Outstanding Equity Awards at Fiscal Year-End Table

The table below sets forth certain information regarding outstanding and unvested equity awards held by the NEOs as of December 31, 2017. The awards below represent RSUs, PSUs, and options issued under our 2014 Omnibus Incentive Plan.

		Option Awards				Stock Awards
			Equity						Equity Incentive
			Incentive Plan					Equity Incentive	Plan Awards:
			Awards:					Plan Awards:	Market or Payout
		Number of	Number of				Market or Payout	Number of	Value of
		Securities	Securities			Number of Shares,	Value of Shares	Unearned Shares,	Unearned Shares,
		Underlying	Underlying	Option		Units, or Other	Units or Other	Units, or Other	Units or Other
		Unexercised	Unexercised	Exercise	Option	Rights that have	Rights that	Rights that have	Rights that
	Grant	Options (#)	Options (#)(1)	Price	Expiration	Not	have Not Vested	Not	have Not Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Vested (#)(2)	($)(3)	Vested (#)(4)	($)(3)
Christopher D. Pappas	2/16/2017	—	—	—	—	—	—	30,259	$2,196,803
	2/16/2017	—	78,669	71.45	2/16/2026	—	$—	—	$—
	2/16/2017	—	—	—	—	22,695	$1,647,657	—	$—
	2/22/2016	39	162,280	26.97	2/22/2025	—	—	—	—
	2/22/2016	—	—	—	—	91,769	$6,662,429	—	$—
	2/27/2015	1,094	90,797	18.14	2/27/2024	—	—	—	—
	2/27/2015	—	—	—	—	115,776	$8,405,338	—	$—
Barry J. Niziolek	2/16/2017	—	—	—	—	—	—	4,556	330,766
	2/16/2017	—	11,844	71.45	2/16/2026	—	$—	—	$—
	2/16/2017	—	—	—	—	3,417	$248,074	—	$—
	6/22/2016	9,134	18,270	47.45	6/22/2025	—	—	—	—
	6/22/2016	—	—	—	—	8,167	$592,924	—	$—
Timothy M. Stedman	2/16/2017	—	—	—	—	—	—	3,059	222,083
	2/16/2017	—	7,951	71.45	2/16/2026	—	$—	—	$—
	2/16/2017	—	—	—	—	2,294	$166,544	—	$—
	2/22/2016	—	15,020	26.97	2/22/2025	—	—	—	—
	2/22/2016	—	—	—	—	8,494	$616,664	—	$—
Hayati Yarkadas	2/16/2017	—	—	—	—	—	—	3,059	222,083
	2/16/2017	—	7,951	71.45	2/16/2026	—	$—	—	$—
	2/16/2017	—	—	—	—	2,294	$166,544	—	$—
	2/22/2016	7,510	15,020	26.97	2/22/2025	—	—	—	—
	2/22/2016	—	—	—	—	8,494	$616,664	—	$—
Angelo N. Chaclas	2/16/2017	—	—	—	—	—	—	3,175	230,505
	2/16/2017	—	8,253	71.45	2/16/2026	—	$—	—	$—
	2/16/2017	—	—	—	—	2,381	$172,861	—	$—
	2/22/2016	—	15,983	26.97	2/22/2025	—	—	—	—
	2/22/2016	—	—	—	—	9,038	$656,159	—	$—
	2/27/2015	—	7,892	18.14	2/27/2024	—	—	—	—
	2/27/2015	—	—	—	—	10,061	$730,429	—	$—

(1)	Option awards vest in three equal installments beginning on the first anniversary of the grant date.
(2)	This column represents unvested RSUs. All RSU awards vest in full on the third anniversary of the grant date.
(3)	The market value was calculated using the Company’s closing stock price on December 29, 2017 of $72.60.
(4)

This column represents unvested and unearned PSUs. All PSU awards vest in full on the third anniversary of the grant date, subject to achieving certain performance conditions.  The number of the PSUs that vest upon completion of the service period can range from 0 to 200% of the original grant.  The number of unvested PSUs was calculated using 100% assumed achievement.

Options Exercised and Shares Vested Table

The following table shows the number of options exercised by our NEOs during 2017. No restricted awards held by our NEOs vested in 2017.

	Option Awards		Share Awards

	Number of	Value Realized	Number of Shares	Value Realized
	Options Exercised	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)
Christopher D. Pappas	261,600	$12,215,279	—	$—
Barry J. Niziolek	—	$—	—	$—
Timothy M. Stedman	7,510	$303,652	—	$—
Hayati Yarkadas	—	$—	—	$—
Angelo N. Chaclas	23,771	$1,195,483	—	$—
(1)	Represents the difference between the fair market value of the shares acquired and the option cost.

U.S. Non-Qualified Deferred Compensation Table

The following table summarizes the activity during 2017, as well as the year-end account balances, in our non-qualified savings and deferred compensation plan for Messrs. Pappas, Niziolek, and Chaclas. Messrs. Stedman and Yarkadas are based in Switzerland and did not participate in this plan. The plan allows eligible employees, including the NEOs, to defer a portion of their compensation (up to 75% of base salary and up to 100% of annual cash incentive awards) on a pre-tax basis with a matching contribution from the Company, payable at a future date based on specific plan parameters. Additionally, the plan provides for discretionary company contributions in connection with earnings in excess of the limits under the Company’s 401(k) Plan. While the plan is unfunded, amounts deferred under the plan are credited with earnings based on the performance of selected investment vehicles that are available in the open market. The plan is available to all U.S. employees who satisfy certain eligibility requirements, including the NEOs. An eligible participant can elect to receive a distribution under the plan in the form of a lump sum payment upon separation from service with the Company. Additionally, a participant may elect to receive a distribution at a specified future date in either a single lump sum or a series of annual installments over a period of 5 to 10 years. However, this latter distribution option is only available for the elective deferral of a participant’s base salary and annual cash incentive award. Company matching and discretionary contributions must be paid as a lump sum at separation from employment.

				Aggregate
	Executive	Company	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance as of
Name	in 2017 ($)(1)	in 2017 ($)(2)	in 2017 ($)(3)	in 2017 ($)	December 31, 2017 ($)(4)
Christopher D. Pappas	$145,192	$172,525	$169,656	$—	$2,661,817
Barry J. Niziolek	$—	$43,950	$42	$—	$43,992
Angelo N. Chaclas	$—	$32,948	$271	$—	$61,314

(1)	Represents the amount contributed by Mr. Pappas under the non-qualified savings and deferred compensation plan. This amount is included in the Summary Compensation Table as part of “Salary.”
(2)

Includes matching and discretionary amounts that were contributed by the Company under the non-qualified savings and deferred compensation plan. These amounts are also included in the Summary Compensation Table in the “All Other Compensation” column.

(3)	Represents earnings on account balances under the Company’s non-qualified savings and deferred compensation plan. Amounts are not reported as compensation in the Summary Compensation Table.
(4)

Includes amounts that were reported as compensation in the Summary Compensation Table in 2017 and prior years to the extent such amounts were contributed by the executive and the Company, but not to the extent that such amounts represent earnings.

Pension and Other Postretirement Benefits

Switzerland Retirement Plan

The Switzerland retirement plan is a fully insured defined contribution pension plan. Future retirement benefits are calculated based on accumulated savings at retirement, which consists of savings contributions made by the employee and the Company, and an annually credited interest rate that is contingent upon investment results. Actual retirement benefits will be dependent on investment results, actual rate of interest applied on the savings capital, potential future changes in plan regulation and/or legal changes and future salary changes. The amount of pensionable salary is calculated using base pay plus the annual target bonus amount minus a coordination amount that reflects the maximum social security pension in place at the time, and is subject to a statutory maximum. Employee and Company contributions are based on the employee’s age and determined in accordance with the percentage of pensionable salary as follows:

	Employee saving	Employer saving
	contributions	contributions
	in % of	in % of
Name	pensionable salary	pensionable salary
Timothy M. Stedman	8.00%	8.00%
Hayati Yarkadas	8.00%	8.00%

In addition, the Company pays the total premiums for risk benefits and other costs. Benefits are paid as a monthly annuity, lump sum or a combination of these two payment forms.

Supplemental Employee Retirement Benefit

In 2010, we entered into an employment contract with Mr. Pappas which included a provision for non-qualified supplemental employee retirement benefits. Mr. Pappas is 100% vested in these benefits and the accrued benefits will be paid to Mr. Pappas in a lump sum within 30 days after his termination of employment. The amount payable to Mr. Pappas with respect to his supplemental employee retirement benefits is determined based on his years of Service Credit and his average base salary and target bonus for the three full calendar years prior to his termination. The accrued benefits are equal to the Basic Percentage times the average of his base salary plus target bonus for the three full calendar years prior to his termination (the “Final Average Pay”) plus the Supplemental Percentage times the Final Average Pay reduced by the 36‑month rolling average Social Security Taxable Wage Base as of the date of termination. The Basic Percentage and Supplemental Percentage are determined based on Mr. Pappas’ years of Service Credit, which are 425% and 120%, respectively.

The following table shows the actuarial present value of accumulated pension and other post-retirement benefits as of December 31, 2017:

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	2017 ($)
Christopher D. Pappas	Supplemental Employee Retirement Plan	30.0	$14,546,526	$—
Barry J. Niziolek	N/A	—	$—	$—
Timothy M. Stedman	Switzerland Retirement Plan	2.5	$309,381	$—
Hayati Yarkadas	Switzerland Retirement Plan	2.5	$307,345	$—
Angelo N. Chaclas	N/A	—	$—	$—

(1)

The years of credited service for Mr. Pappas are determined pursuant to his employment agreement, under which he was granted 6 years of Service Credit at the start of his employment and on each anniversary date, until he reached a maximum of 30 years.

(2)

The inputs and assumptions used to determine the present value of accumulated benefits are provided in the table below. These assumptions are consistent with the assumptions set forth in Note 15 to the 2017 consolidated financial statements filed with our Annual Report on Form 10‑K.

	Discount rate	Salary increase*
Supplemental Employee Retirement Plan	2.03%	*
Switzerland Retirement Plan	0.69%	2.25%

*     The salary increase assumption for Mr. Pappas under the Supplemental Employee Retirement Plan were the actual salary increases set forth in his employment agreement.

Payments upon Termination or Change in Control

Messrs. Pappas, Niziolek, and Chaclas

In the event of an executive’s termination of employment for any reason, Messrs. Pappas, Niziolek, and Chaclas will each be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by us for “cause” or by the executive without “good reason” (each, as defined in the executive’s employment agreement), (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination and (ii) a pro rata target bonus for the calendar year of termination.

In addition to the severance benefits described above, upon termination of an executive without “cause” or by the executive for “good reason,” the executive will be entitled to receive the following severance benefits, subject to the executive’s timely execution of a general release of claims.

In the case of Mr. Pappas, in the event of his termination by the Company prior to January 1, 2019 without "cause" and with at least four months' advance notice, Mr. Pappas will be entitled to receive a severance amount equal to the remainder of his 2018 base salary and his target bonus. In the event of his termination by the Company prior to January 1, 2019 without at least four months' advance notice and without cause, Mr. Pappas will receive a severance amount equal to 1.0 times his annual base salary and target bonus. In the event Mr. Pappas terminates his employment for “good reason” prior to January 1, 2019, the Company shall pay a severance amount equal to 2.0 times his annual base salary and target bonus.

On or after January 1, 2019, in the event the Company terminates Mr. Pappas’ employment without notice other than for cause or Mr. Pappas terminates his employment for “good reason”, he will be entitled to a severance amount equal to 1.0 times his annual base salary and target bonus. In the event the Company terminates Mr. Pappas’ employment on or after January 1, 2019 with two months' advance notice and without cause, Mr. Pappas will not be entitled to any additional severance.

Mr. Pappas will be entitled to receive the severance amounts described above payable in equal monthly installments over the 12-month period following his termination. Additionally, if Mr. Pappas is participating in the Company’s health plans at the time of his termination, he is eligible to receive continued health benefits for a period of 12 months following such termination, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate.

In the case of Messrs. Niziolek and Chaclas, each will be entitled to receive (i) an amount equal to 1.5 times the sum of his respective base salary and target bonus, payable in equal monthly installments over the 18 month period following such termination, and (ii) 18 months of health benefits continuation, provided, however, that if he obtains other employment that offers group health benefits, such continued insurance coverage will terminate.

To the extent that any executive experiences a termination of employment by us without “cause” or by the executive for “good reason” within two years following a “change in control” (as defined in the agreements), the cash severance benefits described above will be (or would have been) paid to such executive in a cash lump sum as opposed to in installments. In addition, in the case of Mr. Pappas, to the extent that the severance payments and benefits payable under his agreement would cause him to be liable for excise taxes by reason of the application of Sections 280G and 4999 of the Code, and the Company’s equity securities are publicly traded on an established securities market in accordance with Section 280G, Mr. Pappas will be entitled to an additional “gross up” payment to indemnify him for the effect of the excise taxes.

For Messrs. Niziolek and Chaclas, to the extent that any payments that are considered to be contingent on a change in control would be subject to Sections 280G and 4999 of the Code, such payments will be limited if the net benefit to him on an after-tax basis would be greater than receiving the full value of all payments and paying the excise tax. The amounts in the table assume that the full amounts were paid to the executives, without any limitation.

To the extent that any portion of either Messrs. Pappas’, Niziolek’s, or Chaclas' severance amount due to a termination of employment by us without “cause” or by the executive for “good reason” constitutes nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, any payment scheduled to occur during the first 60 days following his termination of employment shall not be paid until the 60th day following his termination.

The agreements with Messrs. Pappas and Niziolek contain a non-competition covenant that prohibits the executive from competing against us for a period of two years, in the case of Mr. Pappas, and a period of one year, in the case of Messrs. Niziolek and Chaclas, following termination of employment. These agreements also contain non-solicitation provisions that prohibit the executive from actively soliciting our employees, customers or suppliers during the period of employment and for a period of two years, in the case of Mr. Pappas, and a period of one year, in the case of Messrs. Niziolek and Chaclas, following termination of employment. The executives are also subject to perpetual confidentiality restrictions that protect our proprietary information, developments and other intellectual property.

Messrs. Stedman and Yarkadas

In the event of termination of his employment for any reason, Messrs. Stedman and Yarkadas will each be entitled to receive any unpaid base salary through the date of termination and all accrued and vested benefits under our vacation and other benefit plans and, except in the case of a termination by us for “cause” or by the executive (i) any annual bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination; and (ii) an amount equal to the pro-rata portion of his target bonus for the calendar year of termination. Messrs. Stedman and Yarkadas will also each receive payments required by applicable law upon a termination by reason of disability, as described in the table below.

In addition to the severance benefits described above, upon either Messrs. Stedman’s or Yarkadas’ termination by us without “cause”, Messrs. Stedman and Yarkadas will each be entitled to receive the following severance benefits, subject to his timely execution of a general release of claims in an amount equal to 1.5 times the sum of his annual base salary and target bonus. To the extent that either executive experiences a termination of employment by us without “cause” or by him for “good reason” within two years following a “change in control” (as defined in his agreement), the cash severance benefits described above will be paid to him in a cash lump sum as opposed to in installments.

The agreements for Messrs. Stedman, and Yarkadas each contain a non-competition covenant that prohibits each executive from competing against us for a period of 18 months following his termination of employment. The agreement also contains non-solicitation provisions that prohibit each executive from actively soliciting our employees, customers or suppliers during the period of employment and for a period of 6 months following his termination. Each executive is also subject to perpetual confidentiality restrictions that protect our proprietary information, developments and other intellectual property.

Potential Payments

The following table provides examples of the potential payments upon termination or upon a termination following a change in control to our NEOs, as if such event(s) took place on December 31, 2017 (the last business day of our most recent fiscal year). The amounts reflected in this table were determined in accordance with each NEO’s then existing employment agreement.

Amounts shown do not include (i) accrued but unpaid salary and vested benefits, including pension (as described above) and (ii) other benefits earned or accrued by the named executive officer during his or her employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers. With respect to any termination of employment, each NEO is entitled to receive accrued but unpaid base salary through the date of termination of employment, accrued but unpaid vacation and pension benefits (as described above) through such date, and, in the case of a termination due to death, earned but unpaid bonus, if any, for the immediately preceding calendar year and a pro-rata bonus for the year of termination.

				Value of
		Cash	Health and	Previously	Value of
		Separation	Welfare	Unvested	Insurance	280G
	Termination	Payment	Benefits	Equity	Benefit	Gross-Up
Name	Trigger	($)(1)	($)(2)	Awards (3)	($)(4)	($)(5)
Christopher D. Pappas	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause(6)	$2,875,000	$19,974	$25,132,443	$—	$—
	Death	$—	$—	$30,093,730	$500,000	$—
	Disability	$—	$19,974	$30,093,730	$250,000	$—
	Change in Control(7)	$5,750,000	$19,974	$31,680,310	$—	$3,619,278 (8)
Barry J. Niziolek	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause	$1,338,750	$22,510	$844,841	$—	$—
	Death	$—	$—	$1,424,902	$500,000	$—
	Disability	$—	$22,510	$1,424,902	$250,000	$—
	Change in Control	$1,338,750	$22,510	$1,663,788	$—	$—
Timothy M. Stedman	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause	$1,160,178	$—	$1,125,121	$—	$—
	Death	$—	$—	$1,556,077	$—	$—
	Disability	$—	$—	$1,556,077	$—	$—
	Change in Control	$1,160,178	$—	$1,716,471	$—	$—
Hayati Yarkadas	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause	$1,160,178	$—	$1,125,121	$—	$—
	Death	$—	$—	$1,556,077	$—	$—
	Disability	$—	$—	$1,556,077	$—	$—
	Change in Control	$1,160,178	$—	$1,716,471	$—	$—
Angelo N. Chaclas	Termination for Cause	$—	$—	$—	$—	$—
	Termination Without Cause	$1,008,000	$17,559	$2,327,954	$—	$—
	Death	$—	$—	$2,822,949	$500,000	$—
	Disability	$—	$17,559	$2,822,949	$250,000	$—
	Change in Control	$1,008,000	$17,559	$2,989,424	$—	$—

(1)	Cash separation payments are generally payable in installments except for payments upon a change in control, which are generally payable in a lump sum.
(2)	Messrs. Stedman and Yarkadas receive government sponsored health and welfare benefits, and therefore, do not participate in the Company’s health and welfare benefit plans.
(3)

Represents the value associated with equity awards issued under our 2014 Omnibus Incentive Plan, described in “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above and dividend equivalents paid, as applicable on these awards. Under our 2014 Omnibus Incentive Plan, RSUs and options vest in full upon death, disability, or a change in control, and vest in part in certain circumstances when termination is without cause. PSUs vest in full upon a change in control, and vest in part upon death or disability.  The value of the equity awards granted under our 2014 Omnibus Incentive Plan was calculated using the Company’s closing stock price on December 29, 2017 of $72.60.  While the number of PSUs that vest can range from 0 to 200% of the original grant, the information in the table above was calculated presuming performance was at target, and therefore 100% of the original grant.

(4)

Represents the maximum value of insurance payable on death due to accident or dismemberment or in the event of permanent disability. The insurance death benefit would only be $250,000, where the executive’s death was due to a cause other than accident or dismemberment. Employees in Switzerland are not covered under the employee life insurance policy and only receive applicable social system death benefits.

(5)

Mr. Pappas would be subject to the so-called golden parachute tax and entitled to an excise tax gross-up in the amount set forth above assuming a change of control and his accompanying termination of employment occurred on December 31, 2017. The amount above assumes that: (a) Company equity award granted within one year of the change in control transaction were presumed to be in contemplation of the transaction, (b) all outstanding equity awards under our 2014 Omnibus Incentive Plan are cashed out in connection with the applicable terminated event and valued using a price per share of $72.60 and (c) a marginal tax rate of 45% is applied.

(6)

This termination scenario assumes that Mr. Pappas is terminated without four months’ notice.  Termination without cause with at least four months’ notice would result in lower cash separation payments to Mr. Pappas.

(7)	This termination scenario also includes termination by Mr. Pappas for “good reason”.
(8)

The figure set forth above is calculated by including amounts that are not taxable as compensation for federal tax purposes and, accordingly, may not be subject to the excise tax imposed under Section 4999 of the U.S. Tax Code. As a result, the amount disclosed above may overstate the amount of any required gross up.

Director Compensation

For each of our non-employee directors, our director compensation program consists of an annual cash retainer payment of $90,000, and an annual equity retainer of restricted stock units with a grant date fair value of $120,000, which vest on the one-year anniversary of their grant date.  Additionally, the Board’s non-employee chairperson receives an additional annual cash retainer of $100,000.  The non-employee chairpersons of the audit committee, compensation committee, nominating and corporate governance committee and the environmental, health, safety and public policy committee receive additional annual cash retainers of $25,000, $15,000, $10,000, and $10,000, respectively.

Our directors are subject to the Company's share ownership guidelines, which stipulate that each director must hold five (5) times their annual cash retainer in Trinseo shares within five (5) years from January 1, 2016 or the date of becoming a Board member, whichever is earlier.

The following table sets forth information concerning the compensation earned by our directors during fiscal 2017. Compensation for Mr. Pappas is included with that of our other named executive officers. Mr. Pappas did not receive any additional compensation for his service on our Board.

	Fees Earned		All Other
	or Paid in	Stock Awards	Compensation
	Cash ($)(1)	($)(2)(3)	($)(4)	Total ($)
Joseph Alvarado	$75,000	$120,000	$—	$195,000
Jeffrey J. Cote	$115,000	$120,000	$—	$235,000
Pierre-Marie De Leener	$90,000	$120,000	$—	$210,000
Jeannot Krecké	$20,081	$—	$3,414	$23,495
K’Lynne Johnson	$75,000	$120,000	$—	$195,000
Philip R. Martens	$90,000	$120,000	$—	$210,000
Donald T. Misheff	$95,000	$120,000	$—	$215,000
Michel G. Plantevin	$15,000	$—	$—	$15,000
Ruth Springham	$—	$—	$—	$—
Henri Steinmetz	$15,000	$—	$2,550	$17,550
Stephen F. Thomas	$15,000	$—	$—	$15,000
Stephen M. Zide	$155,000	$120,000	$—	$275,000

(1)

Consists of annual retainer amounts, which are paid quarterly and prorated based on the director’s service dates. Messrs. Plantevin and Thomas and Ms. Springham resigned from our Board effective March 1, 2017 and were replaced by Mr. Alvarado, Ms. Johnson, and Mr. Krecké, respectively, as of the same date. Mr. Krecké resigned from our Board effective May 22, 2017 and was replaced by Mr. Steinmetz, effective November 28, 2017. The chairperson retainer amounts for Messrs. Misheff and Zide were prorated based on the July 1, 2017 effective date for the changes to the director compensation program. Ms. Springham waived her 2017 compensation.

(2)

The amounts reported represent the grant date fair value of restricted stock units granted in 2017 calculated in accordance with ASC 718. The assumptions used for determining fair value are described in Note 16 to our consolidated financial statements filed with our Annual Report on Form 10‑K.

(3)

As of December 31, 2017, Messrs. Alvarado, Cote, De Leener, Martens, Misheff, and Zide and Ms. Johnson each held 1,807 shares of the Company pursuant to their unvested restricted stock unit awards. As of December 31, 2017, Messrs. Krecké, Plantevin, Steinmetz, and Thomas and Ms. Springham had no outstanding equity awards.

(4)	The amounts for Messrs. Krecké and Steinmetz reflect the reimbursement of Value Added Tax they incurred for the provision of director services.

CEO Pay  Ratio

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with SEC rules. The Company determined that as of October 2, 2017, the total number of employees was 2,203. To identify the median employee, the Company chose target total cash compensation as the consistently applied compensation measure. To make this calculation, the Company annualized pay for those employees who commenced work during 2017 and any employee who was on unpaid leave for a portion of 2017. The Company used a valid statistical sampling methodology to identify a population of employees whose target total cash compensation was within a 2% range of the median. From this sample, the Company identified the median employee and determined that person’s total compensation (determined in accordance with SEC rules) was $80,866. Therefore, as further described in the table below, the Company’s ratio of CEO pay to median worker pay is 125:1.

Compensation Element	CEO	Median Employee
Annual Salary	$1,150,000	$62,331
Overtime (OT), Double Time (DT), and Shift Differential (SD)	$—	$9,259
Salary (including OT, DT and SD)	$1,150,000	$71,590
Fair Value of Stock Awards	$3,913,374	$—
Fair Value of Option Awards	$1,621,518	$—
Non-equity Incentive Plan Compensation	$2,448,324	$3,541
Change in Pension Value	$762,155	$—
All Other Compensation	$196,378	$5,735
Summary Compensation Table Totals	$10,091,749	$80,866
2017 CEO Pay Ratio	125:1

SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, and to use reasonable estimates and assumptions that reflect their compensation practices. As such, pay ratios reported by other companies may not be comparable to the Company's pay ratio reported above.

Proposal 3–Approval of the Company’s Luxembourg Statutory Accounts

Pursuant to Luxembourg law, the Luxembourg Statutory Accounts must be submitted each year to shareholders for approval at the annual general meeting of shareholders.

The Luxembourg Annual Accounts are prepared in accordance with Luxembourg GAAP and consist of a balance sheet, a profit and loss account and the notes for Trinseo. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg GAAP. Profits earned by the subsidiaries of Trinseo are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Trinseo. The Luxembourg Annual Accounts as of and for the year ended December 31, 2017, show total assets of $790.0 million and profits for the year then ended of $9.0 million.

The Consolidated Accounts are prepared in accordance with U.S. GAAP, including a footnote reconciliation of equity and net income (loss) to International Financial Reporting Standards as adopted by the European Union (“IFRS”), and consist of a balance sheet, statement of operations, statement of changes in shareholders’ equity, statement of cash flows and the accompanying notes.

The Consolidated Accounts present the financial position and results of operations for Trinseo and all of its subsidiaries as if the individual entities were a single company. As of December 31, 2017, the Consolidated Accounts show IFRS total equity of $689.4 million and IFRS net income of $348.0 million for the year then ended.

Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Trinseo does not receive approval of the Luxembourg Statutory Accounts by a majority of the votes cast at the meeting, we cannot make this filing with the Luxembourg trade registry.

Trinseo’s Luxembourg Statutory Accounts will be made available to shareholders no later than 30 days prior to the General Meeting and will remain posted until the conclusion of the General Meeting. Shareholders may view Trinseo’s Luxembourg Statutory Accounts at Trinseo’s registered office, or online at our investor relations website, www.investor.trinseo.com.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE LUXEMBOURG STATUTORY ACCOUNTS.

Proposal 4–Resolution on the Allocation of the Results of the Financial Year Ended December 31, 2017

Pursuant to Luxembourg law, the shareholders must decide how to allocate the results of the previous financial year based on the Luxembourg Annual Accounts. In the event the Company has profits, the Company’s Board of Directors may propose to shareholders to either distribute those profits or retain such earnings. In the event of losses, the Board must generally propose that such losses be carried forward to the following year.

The Luxembourg Annual Accounts show losses for the year ended December 31, 2017 of $9.0 million. The Board unanimously recommends to carryforward the forgoing losses to the following fiscal year.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FORGOING ALLOCATION OF THE RESULTS OF THE FINANCIAL YEAR ENDED DECEMBER 31, 2017.

Proposal 5–Ratification of an Allocation to the Company's Legal Reserve

osses

Pursuant to Luxembourg law, the shareholders must decide how to allocate the results of the previous financial year based on the Luxembourg Annual Accounts. In the event the Company has profits, 5% of the Company’s annual net profits must be allocated to the Company’s legal reserve until the amount of the legal reserves reach 10% of the Company’s subscribed share capital.

The Luxembourg Annual Accounts for December 31, 2016 had approximately $77.7 million in net profits, and therefore the Company allocated $47,297 of these net profits to the Company’s legal reserve.  The Board unanimously recommends that shareholders vote for the ratification of the Company’s compulsory allocation to the legal reserve.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE FORGOING ALLOCATION TO THE COMPANY’S LEGAL RESERVE.

Proposal 6–Approval of the Granting of Discharge to the Directors and Auditor for the Performance of Their Respective Duties During the Financial Year Ended December 31, 2017

Pursuant to Luxembourg law, the shareholders must decide whether to give discharge to the directors and auditor for the performance of their duties during the previous financial year at the time the annual accounts of such year are presented to the shareholders for approval.

The granting of discharge to the directors and auditor bars the shareholders from holding the directors and auditor liable in relation to factual matters revealed by and contained in the Luxembourg Annual Accounts.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE GRANTING OF DISCHARGE TO THE DIRECTORS AND AUDITOR

FOR THE PERFORMANCE OF THEIR RESPECTIVE DUTIES DURING THE

FINANCIAL YEAR ENDED DECEMBER 31, 2017.

Audit Committee Matters

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the audit committee, a copy of which is available on our website, www.investor.trinseo.com, under the “Corporate Governance—Committee Composition” section. We are responsible for overseeing the quality and integrity of Trinseo’s accounting, auditing and financial reporting practices. In accordance with the rules of the SEC and the NYSE, the audit committee is composed entirely of members who are independent, as defined by the listing standards of the NYSE. Further, the Board has determined that two of our members (Mr. Cote and Mr. Misheff) are audit committee financial experts as defined by the rules of the SEC.

The audit committee met eight times during fiscal 2017 with Trinseo’s management and PwC, Trinseo’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.

We believe that we fully discharged our oversight responsibilities as described in our audit charter, including with respect to the audit process. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between PwC and Trinseo and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, Trinseo’s matters including internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, identification of audit risks and the results of their audit efforts.

We discussed and reviewed with PwC their communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of Trinseo’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

The following table shows the fees for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the year ended December 31, 2017 (fiscal 2017) and the year ended December 31, 2016 (fiscal 2016):

	2017	2016
Audit fees(1)	$6,350,000	$6,763,500
Audit-related fees(2)	1,117,000	858,400
Tax fees(3)	3,096,000	2,742,842
All other fees(4)	2,753,000	28,970
Total fees	$13,316,000	$10,393,712

(1)

Consists of the audit of the Company’s financial statements and evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, as well as services performed in conjunction with other SEC, regulatory, and statutory filings. These fees include $134,742 and $130,267 paid by Trinseo to PricewaterhouseCoopers Société cooperative (“PwC Luxembourg”) for services rendered for the audit of all statutory accounts required by Luxembourg law during fiscal 2017 and 2016, respectively. PwC Luxembourg did not provide any non-audit services during those fiscal years.

(2)

Consists of services related to the audit of our Company savings plan, due diligence services related to supporting the Company's targeted growth strategies, and pre-implementation reviews of processes and systems.

(3)	Consists of worldwide tax services primarily related to tax compliance and certain tax advisory services.
(4)

For fiscal 2017, primarily consists of services related to strategic initiatives aimed toward achieving the Company's growth targets. Additionally, amounts consist of subscriptions to knowledge tools and other advisory services.

We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. Our policies prohibit the Company from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether the Company’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. We concluded that PwC’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

We reviewed the audited consolidated financial statements of Trinseo as of December 31, 2017 with management and PwC. Management has the responsibility for the preparation of Trinseo’s financial statements, and PwC has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and PwC, we recommended to the Board that Trinseo’s audited financial statements be included in its Annual Report on Form 10‑K for fiscal 2017 for filing with the SEC. We have reviewed and evaluated the performance of PwC, and as a result have selected PwC as the independent registered public accounting firm for fiscal 2018, subject to ratification by Trinseo’s shareholders. We have also reviewed and evaluated the performance of PwC Luxembourg, and as a result have selected PwC Luxembourg as the independent auditor for all of Trinseo’s statutory accounts required under Luxembourg law for fiscal 2018, subject to ratification by Trinseo’s shareholders.

Audit Committee

Jeffrey J. Cote, Chair

Joseph Alvarado

Pierre-Marie De Leener

Donald T. Misheff

Proposal 7–Ratification of Appointment of the Independent Auditor

The audit committee of our Board has proposed to appoint PwC Luxembourg to be our independent auditor for the year ending December 31, 2018 for all statutory accounts as required by Luxembourg law for the same period. The audit committee has further recommended that such appointment be submitted for approval by our shareholders at the General Meeting.

Representatives of PwC Luxembourg will be present at the General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PWC LUXEMBOURG AS INDEPENDENT AUDITOR FOR ITS LUXEMBOURG ACCOUNTS.

Proposal 8–Ratification of Appointment of the Independent Registered Accounting Firm

The audit committee of our Board has proposed to appoint PwC to be our independent registered accounting firm the year ending December 31, 2018 for Trinseo’s consolidated financial statements. The audit committee has further recommended that such appointment be submitted for approval by our shareholders at the General Meeting.

Representatives of PwC will be present at the General Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ITS APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal 1–Amendment to the Company’s Articles of Association to Declassify its Board of Directors

After careful consideration, our Board has determined that it would be in the best interest of the Company and its shareholders to amend our Articles of Association to provide for the phased–in declassification of our Board and thereby the eventual annual election of all directors.  The Company’s current Articles of Association provide that the Board will be classified into three classes with the directors in each class being, as nearly equal in number as possible, with one class to be elected by shareholders each year for a three-year term.

The full text of the proposed amendment to Article 7.1.3 of the Company’s Articles of Association is set forth on Appendix A to this proxy statement. The description below of the changes to Article 7.1.3 of the Company’s Articles of Association is qualified in its entirety by reference to Appendix A. We encourage you to carefully read the proposed amendment in its entirety.

In the past, our Board concluded that its classified board structure had several advantages; however, our Board now recognizes the recent trend in corporate governance favoring annual elections of all directors.  After carefully weighing the relevant considerations, both the Board and its Nominating and Corporate Governance Committee have concluded that it is now in the best interests of the Company and its shareholders to declassify the Board on a phased-in basis.

The proposed amendment would not shorten the existing terms of the Company’s directors.  Therefore, the director nominees would serve the terms of which they are being elected and the incumbent directors would complete their existing terms.

If the proposed amendment is approved, the classified structure would be eliminated through the annual election of directors whose terms are expiring.

Under Luxembourg law, amendments to the articles of association of a company require an extraordinary resolution of shareholders. As such, the Amended and Restated Articles of Association will be adopted if approved by two-thirds of the votes cast by our shareholders at the Extraordinary General Meeting. If approved by our shareholders, the minutes of the Extraordinary General Meeting related to this proposal and the Amended and Restated Articles of Association will be notarized and filed with the Luxembourg trade registry (Registre de Commerce et des Sociétés) as public documents and will take effect immediately upon publication of the notarial deed recording the minutes of the Extraordinary General Meeting in the Luxembourg Official Gazette (Recueil Electronique des Sociétés et Associations).

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZING THE AMENDMENT TO THE COMPANY'S ARTICLES OF ASSOCIATION TO DECLASSIFY ITS BOARD.

Proposal 2–Amendment to the Company’s Articles of Association to Revise its Authorization to Issue Shares

Under Luxembourg law, a Luxembourg incorporated company needs the authorization of its shareholders to issue shares.  Our current authorization for a period of five (5) years ends in May 2019.  We believe it is in the best interests of the Company to renew the Board’s authority under Article 5.5 of its Articles of Association, as set forth in Appendix B.

Therefore, the Board is seeking authorization to issue its ordinary shares for a period of five (5) years within the following limits:

•     20% of the existing share capital for issuances without preemptive rights.  As of April 17, 2018, the Company had 48,777,934 shares issued; and

•    100% of the existing share capital for issuances with preemptive rights.

This authorization would give the Board continued flexibility to issue ordinary shares with appropriate limits at such time or times as the Board in its discretion deems advisable, including for purposes of capital raising and financing, or, if applicable, in connection with funding acquisitions.

The full text of the proposed amendment to Article 5.5 of the Company’s Articles of Association is set forth on Appendix B to this proxy statement. The description below of the changes to Article 5.5 of the Company’s Articles of Association is qualified in its entirety by reference to Appendix B. We encourage you to carefully read the proposed amendment in its entirety.

Granting the Board this authority is a routine matter for companies incorporated in Luxembourg.  This authority is fundamental to our business, as it is for all other companies incorporated in the United States, who have this authority without additional shareholder approval.  We are not asking you to approve an increase in our authorized share capital.  Approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association on the terms described above.

In addition, we note that, because we are an NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules requiring shareholder approval for us to issue shares in specified circumstances.

Under Luxembourg law, amendments to the articles of association of a company require an extraordinary resolution of shareholders. As such, the Amended and Restated Articles of Association will be adopted if approved by two-thirds of the votes cast by our shareholders at the Extraordinary General Meeting. If approved by our shareholders, the minutes of the Extraordinary General Meeting related to this proposal and the Amended and Restated Articles of Association will be notarized and filed with the Luxembourg trade registry (Registre de Commerce et des Sociétés) as public documents and will take effect immediately upon publication of the notarial deed recording the minutes of the Extraordinary General Meeting in the Luxembourg Official Gazette (Recueil Electronique des Sociétés et Associations).  If the proposal is not approved, our current authority to issue shares, will remain in effect until expired.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

AUTHORIZING THE AMENDMENT TO THE COMPANY'S ARTICLES OF ASSOCIATION TO REVISE THE COMPANY’S AUTHORIZATION TO ISSUE SHARES FROM ITS AUTHORIZED CAPITAL.

Shareholder Proposals & Director Nominations

A shareholder who intends to nominate a director or present a proposal at the 2019 annual general meeting of shareholders and who wishes the nomination or proposal to be included in the proxy materials for that meeting pursuant to Rule 14a‑8 under the Securities Exchange Act of 1934, as amended, must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than January [11], 2019. In addition, one or more shareholders representing at least ten percent (10%) of our ordinary shares outstanding may submit written proposals to the Company for inclusion on the agenda for the 2019 annual general meeting of shareholders if such written proposals are received by the Company at least 21 days before our 2019 annual general meeting of shareholders. Written proposals may be mailed to us at Trinseo S.A., 1000 Chesterbrook Boulevard, Suite 300, Berwyn, Pennsylvania 19312 Attn: Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2019 annual general meeting of shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than 120 days and no later than 90 days before our 2019 annual general meeting of shareholders. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Articles of Association describe the requirements for submitting proposals at the annual general meeting. The notice must be given in the manner and must include the information and representations required by our Articles of Association.

Householding

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each shareholder continues to receive a separate proxy card.  This procedure is referred to as householding.  While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at 46A avenue John F. Kennedy, L 1855 Luxembourg, Grand Duchy of Luxembourg, Attention: Secretary or by accessing it on the Company’s website at www.trinseo.com.

Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Appendix A–Proposed Amendment to Article 7.1.3 of the Company's Articles of Association

7.1.3      The General Meeting shall appoint Directors and determine their number, remuneration and term of office.  Prior to the 2019 annual general meeting of shareholders, the Directors shall be and are divided into three classes designated as Class I, Class II, and Class III. Each director elected prior to the 2019 annual general meeting of shareholders shall serve for the full term to which such director was elected.  Following the expiration of the term of (a) the Class I directors in 2021, (b) Class II Directors in 2019, and (c) the Class III directors in 2020, the directors in each such class shall be elected for a term expiring at the succeeding Annual General Meeting. Commencing at the 2021 annual general meeting of shareholders, all Directors shall then be elected at each Annual General Meeting for terms expiring at the succeeding annual general meeting of shareholders.  Directors may be removed at any time, with or without cause, by a resolution of the General Meeting.

Appendix B–Proposed Amendment to Article 5.5 of the Company's Articles of Association

5.5    The Board is authorised, for a period of five (5) years from the date of publication of these Articles as agreed to be amended on June 20, 2018, and without prejudice to any renewals, to:

(a)

increase the issued share capital, in whole or in part and on one (1) or more occasions, up to 20 percent of the existing share capital without preemptive rights and up to 100 percent of the existing share capital with preemptive rights, with the rights as set out in these Articles, against payment in cash or in kind or against a contribution of share premium, account 115, distributable reserves or retained earnings;

(b)	determine the place and date of the issue (or any successive issue) and the terms and conditions of the subscription for the Shares;
(c)	determine the allocation of the subscription price for the Shares to the share capital, share premium and/or any other reserve account of the Company;
(d)	limit and/or withdraw the preferential subscription rights of existing Shareholders in case of an issuance of Shares, as the case may be; and
(e)	record each such share capital increase by way of a notarial deed and amend the register of Shares to reflect the amendment accordingly.

TRINSEO S.A. ANNUAL GENERAL MEETING FOR HOLDERS AS OF 4/13/18 TO BE HELD ON 6/20/18 Your vote is important. Thank you for voting.

Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cut-off date.

Vote by Internet:       www.proxyvote.com

Vote by Phone:         1-800-454-8683

Vote by Mail:             Use the envelope enclosed

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E46993-Z72474

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com: Notice and Proxy Statement and Annual Report

The Board of Directors recommends you vote FOR the following proposals:

Annual General Meeting Proposals:						PLEASE "X" HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON	☐
Ordinary Resolutions:

1.	To elect three Class I directors specifically named in the proxy statement, each to serve for a term of three years expiring at the 2021 annual general meeting.

			For	Against	Abstain		For	Against	Abstain
Nominees:

	1a. Joseph Alvarado		☐	☐	☐

7.     To ratify the appointment of PricewaterhouseCoopers Société cooperative to be the Company’s independent auditor for all statutory accounts required by Luxembourg law for the year ending December  31, 2018.

							☐	☐	☐

	1b. Jeffrey J. Cote		☐	☐	☐

	1c. Pierre-Marie De Leener		☐	☐	☐	8. To ratify the appointment of PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2018.	☐	☐	☐

2.	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers.		☐	☐	☐

3.

To approve the Company’s annual accounts prepared in accordance with accounting principles generally accepted in Luxembourg for the year ended December 31, 2017 and its consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States including a footnote reconciliation of equity and net income to International Financial Reporting Standards for the year ended December 31, 2017.

			☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

4.	To approve the allocation of the results of the year ended December 31, 2017.		☐	☐	☐

5.	To approve an allocation to the Company's legal reserve.		☐	☐	☐

6.	To approve the granting and discharge of the Company’s directors and auditor for the performance of their respective duties during the year ended December 31, 2017.		☐	☐	☐

			Yes	No
	HOUSEHOLDING ELECTION - please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date

TRINSEO S.A. EXTRAORDINARY GENERAL MEETING FOR HOLDERS AS OF 4/13/18 TO BE HELD ON 6/20/18 Your vote is important. Thank you for voting.

Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cut-off date.

Vote by Internet:       www.proxyvote.com

Vote by Phone:         1-800-454-8683

Vote by Mail:             Use the envelope enclosed

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E46994-Z72474

EVISE

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting. The following materials are available at www.proxyvote.com: Notice and Proxy Statement and Annual Report

						PLEASE "X" HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON	☐

The Board of Directors recommends you vote FOR the following proposals:

Extraordinary General Meeting Proposals:

Extraordinary Resolutions:

							For	Against	Abstain

	1.	To approve an amendment to Article 7.1.3 of the Company’s articles of association to declassify the Company’s board of directors.					☐	☐	☐

	2.	To approve an amendment to revise the authority granted to the board of directors in Article 5.5 of the Company’s articles of association to issue shares from the Company’s authorized share capital.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

				Yes	No
		HOUSEHOLDING ELECTION - please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

		Signature [PLEASE SIGN WITHIN BOX]	Date